UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12
VCA ANTECH, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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VCA Antech, Inc.
12401 West Olympic Boulevard
Los Angeles, California 90064-1022
www.vcaantech.com

April 22, 2009

Dear Fellow Stockholder:

Our 2008 Annual Meeting will be held on Monday, June 1, 2009, at our corporate offices located at 12401 West Olympic Boulevard, Los Angeles, California 90064-1022. Details regarding the meeting and the business to be conducted are more fully described in the accompanying Notice of Internet Availability of Proxy Materials and Proxy Statement.

Your vote is important. Whether or not you plan to attend the meeting, I urge you to vote your shares as soon as possible. Instructions on the proxy card will tell you how to cast your vote. The Proxy Statement explains more about proxy voting. Please read it carefully.

Thank you for your continued support of our company.

Sincerely,

Robert L. Antin
Chairman of the Board, Chief Executive
Officer and President

VCA ANTECH, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME	10:00 a.m. Pacific Time on Monday, June 1, 2009.
PLACE	12401 West Olympic Boulevard Los Angeles, California 90064-1022.
ITEMS OF BUSINESS	(1) To elect two Class I members of the Board of Directors for a term of three years.
(2) To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2009.
(3) To transact any other business as may properly come before the Annual Meeting and any adjournment or postponement.
RECORD DATE	You can vote if, at the close of business on April 3, 2009, you were a holder of record of our common stock.
PROXY VOTING	All stockholders are cordially invited to attend the Annual Meeting in person. However, to ensure your representation at the Annual Meeting, you are urged to vote promptly.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 1, 2009

The Notice of Internet Availability of Proxy Materials, the Proxy Statement and our 2008 Annual Report are available at www.proxyvote.com.

April 22, 2009	Tomas W. Fuller Chief Financial Officer, Vice President and Secretary

i

ii

VCA ANTECH, INC.
12401 West Olympic Boulevard
Los Angeles, California 90064-1022

PROXY STATEMENT

Our Board of Directors is soliciting proxies to be voted at the 2009 Annual Meeting of Stockholders, which we refer to as the “Annual Meeting,” to be held on June 1, 2009. Your vote is very important. For this reason, our Board of Directors is requesting that you permit your common stock to be represented at the Annual Meeting by the proxies named on the proxy card. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the Annual Meeting. Please read it carefully. In this Proxy Statement, VCA Antech, Inc. is referred to as the “Company,” “VCA,” “we,” “us” and “our.”

In accordance with rules and regulations of the Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of our proxy materials to each stockholder of record or beneficial owner, we are now furnishing proxy materials, which include the Proxy Statement, proxy card and the Annual Report on Form 10-K for the fiscal year ended December 31, 2008, which we refer to as the “2008 Annual Report,” to our shareholders over the Internet. On April 22, 2009, we mailed the Notice of Internet Availability of Proxy Materials to our stockholders and made available the proxy materials to our stockholders at www.proxyvote.com.

Because you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials unless you have previously made a permanent election to receive these materials in hard copy. Instead, the Notice of Internet Availability of Proxy Materials will instruct you as to how you may access and review all of the important information contained in the proxy materials. The Notice of Internet Availability of Proxy Materials also instructs you as to how you may submit your proxy. If you received the Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials you should follow the instructions for requesting such materials included in the Notice of Internet Availability of Proxy Materials.

QUESTIONS AND ANSWERS

Q.	Who may vote at the Annual Meeting?

A.	You may vote your VCA common stock at the Annual Meeting if our records show that you owned your shares of common stock at the close of business on April 3, 2009, which we refer to as the “Record Date.” At that time, there were 85,414,510 shares of common stock outstanding, and approximately 196 holders of record. Each share of common stock is entitled to one vote on each matter properly brought before the Annual Meeting.

Q.	What items of business will be voted on at the Annual Meeting?

A.	There are two items of business scheduled to be voted on at the Annual Meeting:

• Election of two members to the Board of Directors; and

• Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2009.

We will also consider other business that comes properly before the Annual Meeting.

Q.	How does the Board of Directors recommend that I vote?

A.	Our Board of Directors recommends that you vote:

• “FOR” the election of its nominees to the Board of Directors; and

• “FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2009.

Q.	Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?

A.	Pursuant to rules adopted by the SEC, we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials to our stockholders of record and beneficial owners. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice of Internet Availability of Proxy Materials or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice of Internet Availability of Proxy Materials. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

Q.	How can I get electronic access to the proxy materials?

A.	The Notice of Internet Availability of Proxy Materials will provide you with instructions regarding how to:

• View our proxy materials for the Annual Meeting on the Internet; and

• Instruct us to send future proxy materials to you electronically by email.

Choosing to receive future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of our annual meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

Q.	How can I vote my shares in person at the Annual Meeting?

A.	If your shares are registered directly in your name with U.S. Stock Transfer Corporation, our “Transfer Agent,” you are considered the stockholder of record with respect to those shares and the Notice of Internet Availability of Proxy Materials is being sent directly to you by VCA. As the stockholder of record, you have the right to vote in person at the meeting. If you choose to do so, you can vote using the ballot provided at the Annual Meeting. Even if you plan to attend the Annual Meeting, we recommend that you vote your shares in advance as described below so that your vote will be counted if you decide later not to attend the Annual Meeting.

Most stockholders of VCA hold their shares in street name through a broker, bank or other nominee rather than directly in their own name. In that case, you are considered the beneficial owner of shares held in street name, and the Notice of Internet Availability of Proxy Materials is being forwarded to you by your broker, bank or other nominee, as applicable. As the beneficial owner, you are also invited to attend the Annual Meeting. Because a beneficial owner is not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting. You will need to contact your broker, trustee or nominee to obtain a legal proxy, and you will need to bring it to the Annual Meeting in order to vote in person.

Q.	How can I vote my shares without attending the Annual Meeting?

A.	If you do not wish to vote in person or if you will not be attending the Annual Meeting, you may vote by proxy. You can vote by proxy over the Internet by following the instructions provided in the Notice of Internet Availability of Proxy Materials, or, if you request printed copies of the proxy materials by mail, you can also vote by mail or by telephone.

If you are a beneficial owner of shares held in street name and you do not wish to vote in person or you will not be attending the Annual Meeting, you may vote by proxy. You may vote by proxy over the Internet, or if you request printed copies of the proxy materials by mail, you can also vote by mail or by telephone by following the instructions provided in the Notice of Internet Availability of Proxy Materials.

Q.	What happens if additional matters are presented at the Annual Meeting?

A.	Other than the two items of business described in this Proxy Statement, we are not aware of any other business to be acted upon at the Annual Meeting. If you grant a proxy, the persons named as proxies, Robert L. Antin and Tomas W. Fuller, will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting.

Q.	Do I have appraisal rights in connection with the matters to be voted upon at the Annual Meeting?

A.	No. Our stockholders do not have a right under Delaware law, our Amended and Restated Certificate of Incorporation or our Bylaws to exercise dissenters’ rights of appraisal with respect to any of the matters to be voted upon at the Annual Meeting.

Q.	What happens if I do not give specific voting instructions?

A.	If you hold shares in your name, and you sign and return a proxy card without giving specific voting instructions, the proxy holders will vote your shares in the manner recommended by our Board of Directors on all matters presented in this Proxy Statement, and, with respect to any other matters that properly come before the Annual Meeting, as the proxy holders may determine in their discretion.

If you hold your shares through a broker, bank or other nominee and you do not provide your broker with specific voting instructions, your broker may vote your shares on routine matters, but not on non-routine matters. As a result your broker may vote your shares with respect to Item 1 (election of directors) and Item 2 (ratification of independent registered public accounting firm) because these matters are considered routine.

As the items of business to be acted upon at the Annual Meeting are routine matters, the broker may turn in a proxy card for uninstructed shares that votes “FOR” the election of the Board of Directors’ nominees to the Board of Directors and ratification of VCA’s independent registered public accounting firm.

If non-routine matters where to be acted upon at the Annual Meeting, the broker would not be able to vote your shares without your instructions. This is referred to as a “broker non-vote.” In tabulating the voting result for any particular item, broker non-votes are not considered votes cast affirmatively or negatively on that item.

Q.	What happens if I abstain?

A.	For purposes of determining whether the stockholders have approved matters other than the election of directors, abstentions are treated as shares present or represented and voting, so abstaining has the same effect as a negative vote.

Q.	What is the quorum requirement for the Annual Meeting?

A.	A majority of VCA’s outstanding shares as of the Record Date must be present at the Annual Meeting in order to hold the Annual Meeting and conduct business. This is called a quorum. Your shares will be counted for purposes of determining if there is a quorum, whether representing votes for, against, withheld or abstained, if you:

• are present and vote at the Annual Meeting; or

• properly submit a proxy card, vote by telephone or vote over the Internet.

Broker non-votes also are counted as present for the purpose of determining the existence of a quorum at the Annual Meeting.

Q.	How can I change my vote after I return my proxy card?

A.	You can revoke your proxy and change your vote at any time before the final vote at the Annual Meeting. You may do this by:

• written notice to the Secretary of the Company;

• timely delivery of a valid, later-dated proxy or a later-dated vote on the Internet; or

• if you are a record holder, voting by ballot at the Annual Meeting.

Q.	What is the voting requirement to approve each of the items?

A.

Item 1—Election of directors	The persons receiving the highest number of “FOR” votes at the Annual Meeting will be elected
Item 2—Ratification of appointment of independent registered public accounting firm	To be approved by the stockholders, this item must receive the affirmative “FOR” vote of a majority of the votes casts on this item at the Annual Meeting

Q.	Where can I find the voting results of the Annual Meeting?

A.	The preliminary voting results will be announced at the Annual Meeting. The final voting results will be tallied by our Transfer Agent and Inspector of Elections and published in our Quarterly Report on Form 10-Q for the fiscal quarter ending June 30, 2009.

Q.	Can I access the Notice of Internet Availability of Proxy Materials, Proxy Statement, proxy card and 2008 Annual Report on the Internet?

A.	The Notice of Internet Availability of Proxy Materials, Proxy Statement, proxy card and the 2008 Annual Report are available www.proxyvote.com.

Q.	How can I obtain paper or email copies of proxy materials?

A.	The Notice of Internet Availability of Proxy Materials contains a toll-free telephone number, an email address, and a website where stockholders can request a paper or an email copy of the Proxy Statement, proxy card and the 2008 Annual Report. These proxy materials are available free of charge.

Q.	Who pays for the cost of this proxy solicitation?

A.	We will pay the costs of the solicitation of proxies. We may reimburse brokerage firms and other persons representing beneficial owners of shares for expenses incurred in forwarding the voting materials to their customers who are beneficial owners and obtaining their voting instructions. In addition to soliciting proxies by mail, our board members, officers and employees may solicit proxies on our behalf, without additional compensation, personally or by telephone.

Q.	Is there a list of stockholders entitled to vote at the Annual Meeting?

A.	The names of stockholders of record entitled to vote at the Annual Meeting will be available at the Annual Meeting and for ten days prior to the Annual Meeting for any purpose relevant to the Annual Meeting, between the hours of 9:00 a.m. and 5:00 p.m., at our principal executive offices by contacting the Secretary of the Company.

Q.	What is the deadline to propose actions for consideration at next year’s annual meeting?

A.	Any stockholder who intends to present a proposal at the 2010 Annual Meeting for inclusion in our Proxy Statement and proxy card relating to our 2010 Annual Meeting must submit his, her or its proposal to VCA Antech, Inc., c/o Office of Secretary, 12401 West Olympic Boulevard, Los Angeles, California 90064 by December 23, 2009. The rules and regulations of the SEC provide that if the date of the Company’s 2010 Annual Meeting is advanced or delayed more than 30 days from the date of the 2009 Annual Meeting, stockholder proposals intended to be included in the proxy materials for the 2010 Annual Meeting must be received by the Company within a reasonable time before the Company begins to print and mail the proxy materials for the 2010 Annual Meeting. Upon determination by the Company that the date of the 2010 Annual Meeting will be advanced or delayed by more than 30 days from the date of the 2009 Annual Meeting, the Company will disclose that change in the earliest possible Quarterly Report on Form 10-Q.

If a stockholder intends to present a proposal at our 2010 Annual Meeting, but does not intend to have it included in our Proxy Statement, the proposal must be delivered to our Secretary no earlier than March 3, 2010, and no later than April 2, 2010. If the date of our 2010 Annual Meeting is advanced or delayed by more than 30 days from the date of the 2009 Annual Meeting, the proposal must be delivered by the close of business on the tenth day following the day we publicly announce the date of our 2010 Annual Meeting. Furthermore, if a stockholder who presents a proposal (or a qualified representative of that stockholder) does not appear at the annual meeting of stockholders to present the proposal, the proposal will be disregarded, notwithstanding that proxies in respect of the proposal may have been received by the Company.

Q.	How do I recommend a candidate for election as a director?

A.	Stockholders who wish to recommend a candidate for election as a director at our 2010 Annual Meeting must submit their recommendations no earlier than March 3, 2010, and no later than April 2, 2010. Stockholders may recommend candidates for consideration by the Board of Directors’ Nominating and Corporate Governance Committee by providing written notice to VCA Antech, Inc., c/o Office of Secretary, 12401 West Olympic Boulevard, Los Angeles, California 90064. The written notice must provide the candidate’s name, age, business and residence addresses, biographical data, including principal occupation, qualifications, the number and class of our shares, if any, beneficially owned by the candidate, and all other information regarding candidates required by Section 14 of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act,” and the rules and regulations promulgated thereunder. A written statement from the candidate consenting to be named as a candidate and, if nominated and elected, to serve as a director should accompany any stockholder recommendation. Any stockholder who wishes to recommend a nominee for election as director must also provide his, her or its name and address, the number and class of shares beneficially owned by the stockholder, a description of all arrangements or understandings relating to the nomination among the stockholder making the nomination, the proposed nominee and any other person or persons (including their names), and all other information regarding the stockholder required by Section 14 of the Exchange Act and the rules and regulations promulgated thereunder.

The Company will include a candidate recommended by a stockholder in its Proxy Statement only if the Nominating and Corporate Governance Committee, after evaluating the candidate, decides to propose the candidate to the Board of Directors, and the Board of Directors nominates the candidate. Furthermore, if a stockholder who recommends a nominee (or a qualified representative of that stockholder) does not appear at the annual meeting of stockholders to present the nomination, the nomination will be disregarded, notwithstanding that proxies in respect of the nomination may have been received by the Company.

Q.	How can I communicate with the Board of Directors?

A.	Stockholders may communicate with the Board of Directors by sending a letter to the Board of Directors of VCA Antech, Inc., c/o Office of the Secretary, 12401 West Olympic Boulevard, Los Angeles, California 90064. Each communication must contain a clear notation indicating that it is a “Stockholder — Board Communication” or “Stockholder — Director Communication,” and each communication must identify the author as a stockholder. The Office of the Secretary will receive the correspondence and forward it to the Chairman of the Board or to any individual director or directors to whom the communication is directed, unless the communication is unduly hostile, threatening, illegal, does not reasonably relate to us or our business, or is similarly inappropriate. The Office of the Secretary has authority to discard any inappropriate communications or to take other appropriate actions with respect to any inappropriate communications.

CORPORATE GOVERNANCE

Our business is managed by our employees under the direction and oversight of the Board of Directors. Except for Robert Antin, none of the members of our Board of Directors is an employee of VCA. We keep the members of our Board of Directors informed of our business through discussions with management, materials we provide to them, visits to our offices and their participation in Board of Directors and committee meetings.

We believe transparent, effective, and accountable corporate governance practices are key elements of our relationship with our stockholders. To help our stockholders understand our commitment to this relationship and our governance practices, several of our key governance initiatives are summarized below.

Corporate Governance Guidelines

Our Board of Directors has adopted Corporate Governance Guidelines which govern, among other things, criteria for membership on the Board of Directors, vacancies on the Board of Directors, director responsibilities, director education, and committee composition and charters. You can access these Corporate Governance Guidelines, along with other materials such as committee charters, on our website at http://investor.vcaantech.com.

Code of Ethics

We have adopted a Code of Ethics and Business Conduct applicable to all of our employees as well as our directors and executive officers. Our Code of Ethics and Business Conduct is designed to set the standards of business conduct and ethics and to help directors and employees resolve ethical issues. Our Code of Ethics and Business Conduct applies to our Chief Executive Officer, Chief Financial Officer, all other senior financial executives, our directors when acting in their capacity as directors and to all of our employees. The purpose of our Code of Ethics and Business Conduct is to ensure to the greatest possible extent that our business is conducted in a consistently legal and ethical manner. Employees may submit concerns or complaints regarding audit, accounting, internal controls or other ethical issues on a confidential basis by means of an anonymous toll-free telephone call or email. We investigate all concerns and complaints. Our Code of Ethics and Business Conduct is posted on our website at http://investor.vcaantech.com.

We intend to disclose on our website amendments to, or waivers from, any provision of our Code of Ethics and Business Conduct which applies to our Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer/Controller and persons performing similar functions and amendments to, or waivers from, any provision which relates to any element of our Code of Ethics and Business Conduct described in Item 406(b) of Regulation S-K.

Committee responsibilities

VCA has three committees of the Board of Directors: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each committee meets regularly and has a written charter approved by the Board of Directors. See “Further Information Regarding Board of Directors — Meetings and Committees” contained elsewhere in this Proxy Statement.

Independence

NASDAQ rules require listed companies to have a board of directors with at least a majority of independent directors. Our Board of Directors has determined that four of our five current directors are independent under the NASDAQ Global Select Market listing standards. Our independent directors are: John M. Baumer, John B. Chickering, Jr., John Heil and Frank Reddick. In addition, all of the directors currently serving on the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee are independent under the NASDAQ Global Select Market listing standards.

Stockholder communication

Stockholders may communicate with the Board of Directors by sending a letter to the Board of Directors of VCA Antech, Inc., c/o Office of the Secretary, 12401 West Olympic Boulevard, Los Angeles, California 90064. Each communication must contain a clear notation indicating that it is a “Stockholder — Board Communication” or “Stockholder — Director Communication,” and each communication must identify the author as a stockholder. The Office of the Secretary will receive the correspondence and forward it to the Chairman of the Board or to any individual director or directors to whom the communication is directed, unless the communication is unduly hostile, threatening, illegal, does not reasonably relate to us or our business, or is similarly inappropriate. The Office of the Secretary has authority to discard any inappropriate communications or to take other appropriate actions with respect to any inappropriate communications.

Director attendance at Annual Meetings

All directors are encouraged to attend VCA’s Annual Meetings of stockholders. Two of our directors attended our 2008 Annual Meeting of Stockholders.

Executive sessions

VCA’s independent directors regularly meet in executive session without management present.

Outside advisors

The Board of Directors, the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee may each retain outside advisors and consultants of their choosing at VCA’s expense.

Director education

On February 10, 2009, John B. Chickering, Jr., attended the 2009 Annual Audit Committee Issues Conference, which is a director education program accredited by Risk Metrics Group (formerly known as Institutional Shareholder Services).

Frank Reddick routinely participates in continuing legal education programs on corporate governance, and board and board committee functions.

ITEM 1:	ELECTION OF DIRECTORS

We have five members on our Board of Directors. Four of the five members of our Board of Directors have been determined by our Board of Directors to meet the independence requirements of the NASDAQ Global Select Market listing standards.

As provided in our Amended and Restated Certificate of Incorporation, the Board of Directors has been grouped into three classes, as nearly equal in number as possible, which are elected for staggered terms. Our Class I directors will be elected at this Annual Meeting and will hold office for three years until the 2012 Annual Meeting and thereafter until their successors are duly elected and qualified. The term of our Class II director expires at our 2010 Annual Meeting. The terms of our Class III directors expire at our 2011 Annual Meeting. In accordance with our Corporate Governance Guidelines, any director appointed to fill a vacant seat in a class other than the class of directors whose terms expire at the next annual meeting of stockholders will stand for re-election at the next annual meeting of stockholders.

Although we know of no reason why these nominees would not be able to serve, if any nominee is unavailable for election, the proxies will vote your common stock to approve the election of any substitute nominee proposed by our Nominating and Corporate Governance Committee. The Board of Directors may choose to reduce the size of the Board, as permitted by our Bylaws, provided we maintain the number of independent directors required by the listing standards of the NASDAQ Global Select Market. The Board of Directors has no reason to believe that VCA’s nominees will be unwilling or unable to serve if elected as directors.

Nominees

Our nominees for election as Class I directors, John M. Baumer and Frank Reddick, are currently directors and have agreed to be named in this Proxy Statement and to serve if elected.

The Board of Directors proposes the following candidates for election as Class I directors:

Class I Director Nominees

John M. Baumer
Frank Reddick

The principal occupation and certain other information about the nominees, our other directors and our executive officers are set forth on the following pages.

A plurality of the votes cast is required for election as a director. All proxies will be voted to approve the election of the nominees listed above unless a contrary vote is indicated on the enclosed proxy card.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEES IDENTIFIED ABOVE.

MANAGEMENT

Directors and Executive Officers

The following persons serve as our directors:

Directors	Age	Present Position

Class I Directors
John M. Baumer	41	Director
Frank Reddick	56	Director

Class II Director
Robert L. Antin	59	Chairman of the Board

Class III Directors
John B. Chickering, Jr.	60	Director
John Heil	56	Director

The following persons serve as our executive officers:

Executive Officers	Age	Present Position

Robert L. Antin	59	Chief Executive Officer and President
Arthur J. Antin	62	Chief Operating Officer and Senior Vice President
Neil Tauber	58	Senior Vice President of Development
Tomas W. Fuller	51	Chief Financial Officer, Vice President and Secretary
Dawn R. Olsen	50	Principal Accounting Officer, Vice President and Controller
Josh Drake	41	President of laboratory division, Antech Diagnostics

Our executive officers are appointed by and serve at the discretion of our Board of Directors. Robert L. Antin and Arthur J. Antin are brothers. There are no other family relationships between any director and/or any executive officer.

Robert L. Antin, one of our founders, has served as our Chairman of the Board, Chief Executive Officer and President since our inception in 1986. From September 1983 to 1985, Mr. Antin was President, Chief Executive Officer, a director and co-founder of AlternaCare Corp., a publicly held company that owned, operated and developed freestanding out-patient surgical centers. From July 1978 until September 1983, Mr. Antin was an officer of American Medical International, Inc., an owner and operator of health care facilities. Mr. Antin received his MBA with a certification in hospital and health administration from Cornell University.

John M. Baumer has served as our director since September 2000. Mr. Baumer is a partner of Leonard Green & Partners, LP, where he has been employed since May 1999. Prior to joining Leonard Green & Partners, LP, he served as a Vice President in the Corporate Finance Division of Donaldson, Lufkin & Jenrette Securities Corporation, or DLJ, in Los Angeles. Prior to joining DLJ in 1995, Mr. Baumer worked at Fidelity Investments and Arthur Andersen LLP. Mr. Baumer currently serves on the board of directors of Leslie’s Poolmart, Inc. Mr. Baumer is a 1990 graduate of the University of Notre Dame. He received his MBA from the Wharton School at the University of Pennsylvania.

John B. Chickering, Jr. has served as one of our directors since April 2004 and previously served as a director from 1988 to 2000. Mr. Chickering is a certified public accountant. Mr. Chickering is currently a private investor and independent consultant. Mr. Chickering served in a variety of executive positions within Time Warner, Inc. and Warner Bros., Inc., most recently as the Vice President — Financial Administration for

Warner Bros. International Television Distribution until February 1996. Prior to his employment at Warner Bros., Mr. Chickering served as a staff accountant at KPMG Peat Marwick from August 1975 to June 1977. Mr. Chickering holds an MBA degree with emphasis in accounting and finance from Cornell University.

John Heil has served as one of our directors since February 2002 and previously served as a director from 1995 to 2000. Mr. Heil currently serves as President of United Pet Group, Inc., a global manufacturer and marketer of pet supplies and subsidiary of Spectrum Brands, Inc. Mr. Heil also serves on Spectrum Brands’ Executive Committee. Prior to joining United Pet Group, Mr. Heil spent twenty-five years with the H. J. Heinz Company in various executive and general management positions including President and Managing Director of Heinz Pet Products and President of Heinz Specialty Pet Foods. Mr. Heil holds a BA degree in economics from Lycoming College.

Frank Reddick has served as one of our directors since February 2002. For more than the past five years, Mr. Reddick has been a partner in Akin Gump Strauss Hauer & Feld LLP, a global, full service law firm. Mr. Reddick co-chairs Akin Gump’s firm-wide corporate practice group. Mr. Reddick is principally engaged in the practice of corporate and securities law, with a concentration on corporate finance, mergers and acquisitions, joint ventures and other strategic alliances. Mr. Reddick holds a JD from the University of California, Hastings College of the Law.

Arthur J. Antin, one of our founders, has served as our Chief Operating Officer and Senior Vice President since our inception. From 1986 until June 2004, Mr. Antin also served as our Secretary and as a director. From October 1983 to September 1986, Mr. Antin served as Director of Marketing/Investor Relations of AlternaCare Corp. At AlternaCare Corp., Mr. Antin developed and implemented marketing strategies for a network of outpatient surgical centers. Mr. Antin received an MA in Community Health from New York University.

Neil Tauber, one of our founders, has served as our Senior Vice President of Development since our inception. From 1984 to 1986, Mr. Tauber served as the Director of Corporate Development at AlternaCare Corp. At AlternaCare Corp., Mr. Tauber was responsible for the acquisition of new businesses and syndication to hospitals and physician groups. From 1981 to 1984, Mr. Tauber served as Chief Operating Officer of MDM Services, a wholly owned subsidiary of Mediq, a publicly held health care company, where he was responsible for operating and developing a network of retail dental centers and industrial medical clinics. Mr. Tauber holds an MBA from Wagner College.

Tomas W. Fuller joined us in January 1988 and served as Vice President and Controller until November 1990 when he became Chief Financial Officer. In June 2004, Mr. Fuller became Secretary. From 1980 to 1987, Mr. Fuller worked at Arthur Andersen LLP, the last two years of which he served as audit manager. Mr. Fuller received his BA in economics from the University of California at Los Angeles.

Dawn R. Olsen joined us in January 1997 as Vice President, Controller. In March 2004, Ms. Olsen became Principal Accounting Officer. From 1993 to 1996, Ms. Olsen served as Senior Vice President, Controller of Optel, Inc., a privately held telecommunications company. From 1987 to 1993, Ms. Olsen served as Assistant Controller and later as Vice President, Controller of Qintex Entertainment, Inc., a publicly held television film distribution and production company. From 1981 to 1987, Ms. Olsen worked at Arthur Andersen LLP, the last year of which she served as audit manager. Ms. Olsen currently serves on the board of the Women’s Leadership Council in Los Angeles. Ms. Olsen is a certified public accountant and received her BS in business/accounting from California State University, Northridge.

Josh Drake joined us in 1992. In February 2008, Mr. Drake became President of our laboratory division, Antech Diagnostics. Over the past five years, Josh Drake has held various positions at VCA Antech, including, Group Vice President of our animal hospital division, Group Vice President of Antech Diagnostics and Senior Vice President of Antech Diagnostics. Mr. Drake received his BS in economics from the University of California at Santa Barbara.

FURTHER INFORMATION REGARDING THE BOARD OF DIRECTORS

Composition

Four of the five members of our Board of Directors have been determined by our Board of Directors to meet the independence requirements of the NASDAQ Global Select Market listing standards. We refer to each of these directors as an “independent director.”

Meetings & Committees

During fiscal 2008, the Board of Directors held three meetings and acted twice by unanimous written consent. VCA’s independent directors regularly meet in executive session without management present.

The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, all of which are constituted solely of independent directors.

Audit Committee

The Audit Committee consists of John M. Baumer, John B. Chickering, Jr. (Chairman) and John Heil, each an independent director and each financially literate as required by the NASDAQ Global Select Market listing standards. Our Board of Directors has determined that Messrs. Baumer, Chickering and Heil qualify as “audit committee financial expert[s]” as that term is defined in Item 407(d)(5)(ii) of Regulation S-K of the Exchange Act. During fiscal 2008, the Audit Committee held eight meetings.

Among other matters, the Audit Committee:

•	engages and replaces the independent registered public accounting firm as appropriate;

•	evaluates the performance of, independence of and pre-approves all services provided by the independent registered public accounting firm;

•	discusses with management, the internal auditor and the independent registered public accounting firm the quality of our accounting principles and financial reporting; and

•	oversees our internal controls.

Our Audit Committee charter is posted on our website at http://investor.vcaantech.com.

Compensation Committee

The Compensation Committee consists of John M. Baumer, John B. Chickering, Jr. and Frank Reddick (Chairman), each an independent director. During fiscal 2008, the Compensation Committee held five meetings and acted once by unanimous written consent. The Compensation Committee:

•	assists the Board of Directors in ensuring a proper system of long-term and short-term compensation is in place to provide performance-oriented incentives to management, and compensation plans are appropriate and competitive and properly reflect the objectives and performance of management and the Company;

•	establishes the compensation of all of our executive officers; and

•	administers the Company’s equity incentive programs, including the VCA Antech Inc. 2006 Equity Incentive Plan and the VCA Antech Inc. 2007 Annual Cash Incentive Plan, which we refer to collectively as the “Plans.”

The Compensation Committee is responsible for overseeing the determination, implementation and administration of remuneration, including compensation, benefits and perquisites, of all executive officers. The

Compensation Committee seeks the views of our Chief Executive Officer with respect to establishing appropriate compensation packages for the executive officers (other than the Chief Executive Officer). The Compensation Committee also has the authority to delegate its responsibilities to subcommittees of the Compensation Committee if it determines such delegation would be in the best interest of the Company. The Compensation Committee has established a 162(m) subcommittee, which consists of the two “outside directors” (as such term is defined in Treasury Regulation 1.162-27(e)(3)) of the Compensation Committee, John M. Baumer and John B. Chickering, Jr. The 162(m) subcommittee has the power and authority to (i) grant equity awards to the Company’s named executive officers pursuant to the terms of the VCA Antech Inc. 2006 Equity Incentive Plan, (ii) grant performance awards consisting of equity and/or cash to the Company’s named executive officers under the Plans, (iii) establish the performance goals underlying the performance awards, and (iv) determine whether these performance goals have been met.

The Chairman of the Compensation Committee develops the meeting calendar for the year based on member availability and other relevant events within our corporate calendar. The Compensation Committee meeting agendas are generally developed by our Compensation Committee Chairman. The Compensation Committee generally meets in executive session, with no member of management being present at the meetings. In addition, the Compensation Committee may request that any of our directors, officers or employees, or other persons attend its meetings to provide advice, counsel or pertinent information as the Compensation Committee requests.

The Compensation Committee has the sole authority to retain independent counsel or other advisors, as it deems necessary in connection with its responsibilities at the Company’s expense. Relatedly, the Compensation Committee has the sole authority to retain and terminate compensation consultants.

Our Compensation Committee charter is posted on our website at http://investor.vcaantech.com.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee consists of John M. Baumer, John B. Chickering, Jr. and Frank Reddick (Chairman), each an independent director. During fiscal 2008, the Nominating and Corporate Governance Committee held one meeting. The principal responsibilities of the Nominating and Corporate Governance Committee are to propose to the Board of Directors a slate of nominees for election by the stockholders at our Annual Meetings and to review and reassess the adequacy of the Corporate Governance Guidelines and recommend any proposed changes to the Board of Directors.

In considering director candidates, the Nominating and Corporate Governance Committee considers the entirety of each candidate’s credentials and does not have any specific minimum qualifications that must be met in order to be recommended as a nominee. The Nominating and Corporate Governance Committee does believe, however, that all members of the Board of Directors should have high personal and professional ethics, integrity, practical wisdom and mature judgment, no conflict of interest that would interfere with their performance as a director of a public corporation, a commitment to serve on the Board of Directors over a period of several years, a willingness to represent the best interests of all stockholders and objectively appraise management performance and sufficient time to devote to matters of the Board of Directors. Our Nominating and Corporate Governance Committee may employ a variety of methods for identifying and evaluating nominees for director, including stockholder recommendations. The Nominating and Corporate Governance Committee will consider candidates recommended by our stockholders, provided that the recommendations are made in accordance with the procedures required under our Bylaws, as summarized in the “Questions and Answers” section of this Proxy Statement. The Nominating and Corporate Governance Committee will not evaluate candidates differently based on who made the recommendation for consideration. Our Nominating and Corporate Governance Committee charter is posted on our website at http://investor.vcaantech.com.

Director Attendance

All directors attended 75% or more of all the meetings of the Board of Directors in fiscal 2008. All directors attended 75% or more of all the meetings of those committees on which they served in fiscal 2008. The

Company encourages, but does not require, all directors and director nominees to attend our Annual Meetings of stockholders. Two of our directors attended our 2008 Annual Meeting of Stockholders.

Compensation Committee Interlocks and Insider Participation

During fiscal 2008, the Compensation Committee of our Board of Directors consisted of John B. Chickering, Jr., John M. Baumer and Frank Reddick. None of these individuals was one of our officers or employees at any time during fiscal 2008. Mr. Reddick is a partner at Akin Gump Strauss Hauer & Feld LLP, which provided legal services to us during fiscal 2008 and is providing legal services to us in fiscal 2009. In 2008, the Company paid Akin Gump Strauss Hauer & Feld LLP $600,000 for legal services. Nevertheless, Mr. Reddick is not disqualified from serving as an independent director on our Board of Directors under the NASDAQ Global Select Market listing standards because of the relatively small amount of fees we paid to Akin Gump Strauss Hauer & Feld LLP in fiscal years 2008, 2007 and 2006 in relation to our total revenues and the total revenues of Akin Gump Strauss Hauer & Feld LLP for those same periods. None of our executive officers served as a member of the board of directors or compensation committee of any entity that has or has had one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

ITEM 2:	RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has engaged the firm of KPMG LLP to continue to serve as our independent registered public accounting firm for the current fiscal year ending December 31, 2009. KPMG LLP has served as VCA’s principal independent registered public accounting firm since June 14, 2002.

We are asking the stockholders to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009. The ratification of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009, will require the affirmative vote of a majority of the shares of common stock present or represented and entitled to vote at the Annual Meeting. All proxies will be voted to approve the appointment unless a contrary vote is indicated on the proxy card.

We anticipate that a representative of KPMG LLP will attend the Annual Meeting for the purpose of responding to appropriate questions. The representative of KPMG LLP will be afforded an opportunity to make a statement if he or she so desires at the Annual Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

AUDIT AND NON-AUDIT FEES

The following table sets forth the aggregate fees billed to us by KPMG LLP, our independent registered public accounting firm, for professional services rendered during the fiscal years ended December 31, 2008, and 2007.

	2008	2007

Audit fees	$1,610,757	$1,693,651
Audit-related fees (1)	—	21,792
Tax fees (2)	37,374	53,513
All other fees (3)	4,485	20,706

Total	$1,652,616	$1,789,662

(1)	Represents fees for due diligence work related to acquisitions in 2007.

(2)	Represents fees for consultation on the tax impact of certain transactions in 2008 and 2007.

(3)	Represents fees for miscellaneous consulting services provided by KPMG LLP in 2008 and 2007.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

The Audit Committee has established a policy with respect to the pre-approval of audit and permissible non-audit services and fees provided by the independent registered public accounting firm. The Audit Committee’s pre-approval policy requires that all audit and permissible non-audit services and fees be pre-approved by the Audit Committee. Specific pre-approval is not required for permissible non-audit services provided that they:

•	do not, in the aggregate, amount to more than five percent of total revenues paid by the Company to the independent registered public accounting firm in the fiscal year in which the services are provided;

•	were not recognized by the Company as non-audit services at the time of the relevant engagement; and

•	are promptly brought to the attention of the Audit Committee and approved by the Audit Committee (or its designated representatives) prior to the completion of the annual audit.

Pursuant to the pre-approval policy, the Audit Committee’s Chairman is delegated the authority to pre-approve audit services and fees, provided he reports those approvals at the next meeting of the Audit Committee. The term of any pre-approval granted by the Audit Committee with respect to a given service is twelve months. All fees in excess of pre-approved levels require specific pre-approval by the Audit Committee. All audit and permissible non-audit services provided to us in connection to fiscal 2008 were approved by the Audit Committee.

REPORT OF AUDIT COMMITTEE

The Audit Committee Report does not constitute “soliciting material,” and shall not be deemed “filed” with the Securities and Exchange Commission or to be subject to Regulation 14A or 14C as promulgated by the Securities and Exchange Commission, or to the liabilities of Section 18 of the Securities Exchange Act of 1934.

The Committee is responsible for overseeing, on behalf of the Board of Directors, the Company’s accounting and financial reporting process and the audits of VCA’s financial statements. The Committee acts only in an oversight capacity and relies on the work and assurances of management, which has the primary responsibility for the financial reporting process, including the system of internal controls, and the financial statements.

The Committee has:

•	reviewed and discussed the audited financial statements with management and the independent registered public accounting firm;

•	discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61 (Communication With Audit Committees); and

•	received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and discussed with the independent registered public accounting firm the independent accountant’s independence from the Company and its management.

The Committee also has considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with the accountant’s independence. The Committee has concluded that the independent registered public accounting firm is independent from the Company and its management.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board of Directors approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, for filing with the Securities and Exchange Commission.

Audit Committee

John M. Baumer
John B. Chickering, Jr.
John Heil

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Preamble

The U.S. financial crisis and related economic uncertainty had a negative impact on the Company’s revenue and profitability in 2008. We experienced a decline in the frequency of visits to our animal hospitals, the number of orders placed in our animal hospitals and the average revenue per requisition in our laboratories. These factors contributed to a decline in our Animal Hospital segment’s same-store revenue growth and the rate of our Laboratory segment’s internal revenue growth in 2008. We also experienced a decline in the number of orders received for our digital radiography equipment, which forms part of our Medical Technology segment. Notwithstanding these factors, the Company experienced a one-year and three-year growth in sales of 10% and 15% and a Return on Equity of 19% and 25% over the same periods. Although we revise our compensation programs as conditions change, the Compensation Committee believes it is important to maintain consistency in our compensation philosophy and objectives and to recognize performance over a multi-year period. We recognize that value-creating performance by our executive officers does not always translate immediately into appreciation in the Company’s stock price, particularly in periods of severe economic crisis such as the current one. The Compensation Committee is aware of the impact the current economic crisis has had on the Company’s stock price, but intends to continue to appropriately reward management’s performance based on its belief that over time strong operating performance will be reflected through stock price appreciation. We set 2008 compensation in this context.

Overview of Compensation Program

We believe that compensation of our executive and other officers and senior managers should be directly and materially linked to operating performance. The fundamental objective of our compensation program is to attract, retain and motivate top quality executive and other officers through compensation and incentives which are competitive with the market and industry in which we compete for talent and which align the interests of our officers and senior management with the interests of our stockholders. We seek to promote individual service longevity and to provide our executives with long-term wealth accumulation opportunities, assuming that we are able to maintain a high-level of financial performance. The Compensation Committee evaluates both performance and compensation annually to ensure that we maintain our ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of our Comparison Group (as discussed below). To achieve these objectives, we believe executive compensation packages should include both cash and equity-based compensation that rewards performance as measured against established goals.

Overall, we have designed our compensation program to:

•	Support our business strategy and business plan by clearly communicating what is expected of executive and other officers with respect to goals and results and by rewarding achievement;

•	recruit, motivate and retain executive talent;

•	balance rewards for both short-term results and the long-term strategic decisions needed to ensure sustained business performance over time; and

•	create a strong performance alignment with stockholders.

We seek to achieve these objectives through a variety of compensation elements, including:

•	annual base salary;

•	an annual cash performance award or bonus;

•	long-term incentive compensation in the form of equity awards, such as stock options and restricted stock; and

•	other executive benefits and perquisites.

Governance

The Compensation Committee oversees our executive compensation and benefit plans and practices, while establishing management compensation policies and procedures to be reflected in the compensation program offered to our executive officers. The Compensation Committee operates under the written charter approved by the entire Board of Directors, a copy of which is available at http://www.vcaantech.com. When necessary, the Compensation Committee recommends amendments to its charter to the Board of Directors for approval. In addition, the Compensation Committee has established a Section 162(m) subcommittee, consisting of Messrs. Baumer and Chickering, each of whom meet the definition of “outside director” for purposes of Section 162(m) of the Internal Revenue Code. The Section 162(m) subcommittee (i) grants equity awards to the named executive officers pursuant to the terms of the VCA Antech Inc. 2006 Equity Incentive Plan, (ii) grants performance awards consisting of equity and/or cash to the named executive officers under the Plans, (iii) establishes the performance goals underlying the performance awards and (iv) determines whether these performance goals have been met.

The Compensation Committee has the sole authority to retain independent counsel or other consultants, as it deems necessary, in connection with its responsibilities at the Company’s expense. In 2009, the Compensation Committee determined to undertake a review of the structure and elements of its compensation program. As part of this review, the Compensation Committee engaged Mercer as its compensation consultant. This review is ongoing at the date of this Proxy Statement. The Compensation Committee may request that any of our directors, officers or employees, or other persons attend its meetings to provide advice, counsel or pertinent information as the Committee requests.

Role of Executive Officers in Compensation Decisions

Our Chief Executive Officer is involved in the design and implementation of our executive compensation programs. He typically provides his input through consultation with the Chairman of the Compensation Committee and typically is not present at Compensation Committee meetings. Our Chief Executive Officer annually reviews the performance of each executive officer (other than the Chief Executive Officer whose performance is reviewed by the Compensation Committee) and presents his conclusions and recommendations regarding base salary and incentive award amounts for each executive officer (other than the Chief Executive Officer) to the Compensation Committee for its consideration. The Compensation Committee can exercise its discretion in accepting, rejecting and/or modifying any such executive compensation recommendations.

Elements of Compensation Programs and Relationship to Compensation Objectives

The following is a description of each of the elements of the Company’s compensation program and the specific objectives each is designed to advance. Generally these elements support the objective to balance rewards for both short-term results and long-term strategic decisions, which is especially important in the current economic climate in which the risks related to a short-term focus on stock price may be particularly acute due to the Company’s depressed stock price.

Compensation Elements	Linkage to Compensation Objectives

Base Salary	Recruit and retain executive talent
Motivate high level of individual and business performance
Annual Cash Performance Awards or Bonuses	Recruit and retain executive talent
Motivate high level of individual and business performance
Reward achievement
Equity Awards in the form of Stock Options and Restricted Stock	Align interests of executive officers and stockholders
Recruit and retain executive talent
Motivate high level of individual and business performance
Reward achievement

Compensation Practices

The Compensation Committee sets base salary and incentive compensation for our executives following a review of company-wide performance, individual performance, salary and incentive compensation practices among our Comparison Group, internal equity considerations and other factors. Our 162(m) subcommittee sets incentive compensation for our “covered employees” (as such term is defined in the Internal Revenue Code of 1986, as amended (the “Code”)). Individual performance targets are set based on the stated financial goals for the year. In addition, the Compensation Committee reviews the Chief Executive Officer’s recommendations with regard to base salary and incentive compensation (except in the case of his own compensation).

The Compensation Committee applies essentially the same compensation policies to all executive officers. The difference in the amount of base salary and annual incentive awards awarded to our Chief Executive Officer relative to the amount of base salary and annual incentive awards awarded to each other executive officer is generally attributable to differences in the Compensation Committee’s assessment in relative contribution to the performance of the Company, benchmarking data for the positions held by them and general trends in executive compensation. The base salary and annual incentive awards provided to the chief executive officer position at companies in our Comparison Group and other public companies generally are almost always higher than for the other executive officers at such companies. The difference between the Chief Executive Officer’s base salary and annual incentive awards and the other executive officers’ reflects: the larger scope of the Chief Executive Officer’s responsibilities and authority; and the Chief Executive Officer’s individual contributions to the success of the Company. For 2008, the Compensation Committee reviewed all elements of the Chief Executive Officer’s compensation. The internal relationship of total compensation awarded to our executive officers has remained generally consistent for more than the last five years.

In making decisions with respect to any element of executive compensation, the Compensation Committee considers the total compensation that may be awarded to an executive officer, including base salary and annual incentive awards and long-term incentive compensation. Multiple factors are considered in determining the amount of total compensation (the sum of base salary, annual cash awards and long-term incentive compensation delivered through equity awards) to award the executive officers each year. Among these factors are:

•	the individual performance of each executive officer for the year;

•	the financial performance of the Company over a one-year and three-year period;

•	how proposed amounts of total compensation to our executive officers compare to amounts paid to similar executives by our Comparison Group both for the prior year and over a multi-year period;

•	internal pay equity considerations;

•	the longevity of the executive officer’s tenure with the Company; and

•	broad trends in executive compensation generally.

In addition, in establishing total compensation for each executive officer for the applicable fiscal year, the Compensation Committee considers the benefits to which the officer is entitled under his employment or severance agreement.

Our executive officers’ base salary is typically reviewed and adjusted effective on July 1 of each year.

Equity awards are typically reviewed and granted during the first quarter of each year. All equity awards are granted on the date the Compensation Committee approves the awards using the fair market value of the Company’s common stock at the close of that business day.

The performance targets related to cash and equity performance awards granted for the preceding fiscal year are typically certified by the 162(m) subcommittee during the current year’s first quarter, once audited results for the preceding fiscal year are available. The 162(m) subcommittee then sets performance targets and incentive awards for the current fiscal year.

The worsening economic environment in 2008 presented unique challenges for the Company. The changes in the general economy during the year made it more difficult to forecast results and to differentiate between changes in the Company’s financial performance resulting from changes in the general economy and those reflecting management’s performance. As a result, the Compensation Committee modified the mix of the elements of compensation payable to its executive officers for 2008. Compensation for 2008 was heavily weighted to equity awards and no cash performance awards or bonus was awarded to our four senior executive officers.

Components of 2008 Executive Compensation

For the year ended December 31, 2008, the principal components of compensation for the executive officers were:

•	base salary;

•	grants of equity awards in the form of stock options and restricted stock; and

•	perquisites and other personal benefits.

Base Salary

We take into account compensation levels at similarly situated companies for similar positions referred to as benchmarking in establishing the base salaries for our executive officers. We use benchmarking as a point of reference for measurement, and the Compensation Committee has discretion in determining how much weight to place on the benchmarking analysis. Benchmarking helps the Compensation Committee assess whether our level of executive pay is appropriate when compared to industry standards. In 2006, the Compensation

Committee adjusted the base salaries of each of our executive officers. In doing so, it established a comparison group of companies, which we refer to as the “Comparison Group,” consisting of: Idexx Laboratories, Inc., Laboratory Corporation of America, MEDNAX, Inc. (formerly known as Pediatrix Medical Group, Inc.), Patterson Companies, Inc., PetSmart, Inc., Quest Diagnostics and Stericycle, Inc. The information gathered from this Comparison Group included base salary, cash performance awards or cash bonuses and equity incentive compensation, and has been updated and reviewed by the Compensation Committee every year since 2006.

In addition to benchmarking, the Compensation Committee reviews the executive officer’s historical compensation, the executive officer’s compensation in relation to other officers, individual performance of the executive officer and corporate performance. Salary levels are also considered upon a promotion or other change in job responsibility. Salary adjustment recommendations are based on our overall performance and an analysis of compensation levels necessary to maintain and attract quality personnel. In addition, the Compensation Committee takes into account internal equity considerations in making its executive compensation decisions. While the Compensation Committee sets the base salary for the Chief Executive Officer, the base salaries for all other executive officers are established after a review of the recommendations of the Chief Executive Officer.

The annual base salary of each executive officer as of the date of this Proxy Statement is set forth below:

Name	Title	Base Salary

Robert L. Antin	Chairman, Chief Executive Officer and President	$892,320
Arthur J. Antin	Chief Operating Officer and Vice President	$567,840
Neil Tauber	Senior Vice President of Development	$383,968
Tomas W. Fuller	Chief Financial Officer, Vice President and Secretary	$383,968
Josh Drake	President of the Laboratory Division, Antech Diagnostics	$325,000

Increases in base salary for each of the executive officers (other than Josh Drake, who had a change in position and responsibilities) in 2007 and 2008 were limited to 4%, the targeted increase in base salary for the Company’s employee base as a whole during the respective periods. Salary increases were established at these levels in order to be consistent with compensation awards made to other senior employees of the Company for the same periods. A review of the compensation of the companies in our Comparison Group indicated that our Chief Executive Officer ranked in the first and fourth quartiles, and our other named executive officers ranked in the second and fourth quartiles, with regard to total cash compensation and total compensation.

The base salary paid to each executive officer for fiscal year 2008 is reflected in the column titled “Salary” of the Summary Compensation Table on page 25 of this Proxy Statement.

Annual Cash Performance Awards or Bonuses

We grant cash performance awards that are designed to create a direct link between performance and compensation for the executive officers. Under the 2007 Annual Cash Incentive Plan, the 162(m) subcommittee has the authority to grant cash performance awards in amounts determined in its sole discretion and to reduce the amount of performance awards in its sole discretion. Performance awards provide participants with the right to an award based upon the achievement of one or more levels of performance required to be attained with respect to one or more performance criteria, which we refer to as “performance goals.” The 162(m) subcommittee did not grant cash performance awards in 2008 and no cash bonus was awarded to our four senior executive officers for the year as part of the decision to weight compensation for the year to equity based awards, which have a direct alignment with the interests of the shareholders. Josh Drake, the President of our Laboratory Division, received a cash bonus for the year, which is reflected in the column titled “Bonus” of the Summary Compensation Table on page 25 of this Proxy Statement.

Grants of Equity Awards

The long-term incentive compensation component provides a periodic equity award that is performance based. The objective of the program is to align compensation for executive officers over a multi-year period directly with the interests of our stockholders by motivating and rewarding creation and preservation of long-term stockholder value. The level of long-term incentive compensation is determined by our Compensation Committee by assessing each executive officer’s individual performance and contribution to our success.

At December 31, 2008, 96 employees held stock options and 140 employees held restricted stock awards under our equity incentive plans. Equity ownership for all executive officers, our other officers and senior managers is important for purposes of incentive, retention and alignment with stockholders.

We do not have, nor do we intend to have, a program, plan or practice to select the grant dates of equity awards for executive officers in coordination with the release of material non-public information. Although there is no specified grant date for equity awards, the Compensation Committee has adopted a policy pursuant to which it will, at a regularly scheduled Compensation Committee meeting, set in advance of the meeting date, consider the grant of equity awards to the executive officers. The Compensation Committee adopted this policy to mitigate against the perception that grant dates are set to achieve benefits for the executive officers.

During the first quarter of 2008, the 162(m) subcommittee made awards under the 2006 Equity Incentive Plan to certain executive officers of performance-based restricted stock that vested, in part, if the Company’s financial performance achieved specified performance goals for fiscal year 2008, as set forth below:

Executive Officer	Date of Grant	Number of Performance-Based Restricted Shares Issued

Robert L. Antin	March 13, 2008	69,000
Arthur J. Antin	March 13, 2008	42,000
Tomas W. Fuller	March 13, 2008	36,000
Neil Tauber	March 18, 2008	30,000

The restricted shares set forth above represented the maximum number of restricted shares each executive officer could have earned upon the achievement of pre-established performance goals as described below, and were subject to forfeiture. The actual number of performance-based restricted shares earned by each executive officer was to be determined upon certification by the 162(m) subcommittee of the achievement of certain pre-established performance goals.

The 162(m) subcommittee established Adjusted EBITDA and Adjusted Earnings per Diluted Share goals for the year ended December 31, 2008. The 162(m) subcommittee believed that the performance required to earn an award at the minimum performance goal level (i.e., 80% of the performance goals) was attainable, the performance required to earn an award at the target performance goal level (i.e., 100% of the performance goals) was challenging but attainable, and the performance required to receive an award at the maximum performance goal level (i.e., 107% of the performance goals) was very difficult to attain.

Performance goals shall be based on Adjusted EBITDA and Adjusted Earnings per Diluted Share and, to the extent necessary to preserve the economic intent of an award, the 162(m) subcommittee may adjust performance goals, performance awards or both to account for any extraordinary, unusual and/or non-recurring events; provided, however, that no adjustment hereunder shall be authorized or made if and to the extent the 162(m) subcommittee determines that such authority or the making of such adjustment would cause the performance awards to fail to qualify as “qualified performance-based compensation” under Section 162(m) of the Code. The 162(m) subcommittee uses Adjusted EBITDA and Adjusted Earnings per Diluted Share because they exclude the effect of significant items that we believe are not representative of our core operations for the periods presented. The only amounts excluded for purposes of determining whether the performance goals were achieved in 2008 was the positive impact of the decrease in the Company’s workers’ compensation insurance liability for policy periods prior to 2008.

The annual performance goals for 2008 were as follows:

Performance Criteria	Performance Goals

Adjusted EBITDA	$294,700,000 (exclusive of share based compensation)
Adjusted Earnings per Diluted Share	$1.57

The actual performance award earned by each executive officer is the number of restricted shares set forth below determined by reference to the average of (x) the percentage derived by comparing the actual Adjusted EBITDA to the Adjusted EBITDA goal and (y) the percentage derived by comparing the actual Adjusted Earnings per Diluted Share to the Adjusted Earnings per Diluted Share goal:

Executive Officer	Average Percent as Compared to Performance Goals

	80%	85%	90%	95%	100%	103%	105%	107%

Robert L. Antin	46,000 restricted shares	48,875 restricted shares	51,750 restricted shares	54,625 restricted shares	57,500 restricted shares	63,250 restricted shares	66,125 restricted shares	69,000 restricted shares

Arthur J. Antin	28,000 restricted shares	29,750 restricted shares	31,500 restricted shares	33,250 restricted shares	35,000 restricted shares	38,500 restricted shares	40,250 restricted shares	42,000 restricted shares

Tomas W. Fuller	24,000 restricted shares	25,500 restricted shares	27,000 restricted shares	28,500 restricted shares	30,000 restricted shares	33,000 restricted shares	34,500 restricted shares	36,000 restricted shares

Neil Tauber	20,000 restricted shares	21,250 restricted shares	22,500 restricted shares	23,750 restricted shares	25,000 restricted shares	27,500 restricted shares	28,750 restricted shares	30,000 restricted shares

In determining the performance awards earned by each eligible executive officer, the 162(m) subcommittee compared the actual results for Adjusted EBITDA and Adjusted Earnings per Diluted Share to the performance goals. In April 2009, the 162(m) subcommittee certified that the actual Adjusted EBITDA and Adjusted Earnings per Diluted Shares were in excess of 95% of the performance goals but less than 100%. As a result, each executive officer forfeited and earned the following number of restricted shares:

Executive Officer	Number of Restricted Shares Forfeited	Number of Restricted Shares Earned

Robert L. Antin	14,375	54,625

Arthur J. Antin	8,750	33,250

Tomas W. Fuller	7,500	28,500

Neil Tauber	6,250	23,750

The performance-based restricted stock awards described above are reflected in the column titled “Stock Awards” of the Summary Compensation Table on page 25 of this Proxy Statement.

In March 2008, the 162(m) subcommittee also made a restricted stock award to Josh Drake under the 2006 Equity Incentive Plan. This restricted stock award is reflected in the column titled “Stock Awards” of the Summary Compensation Table on page 25 of this Proxy Statement.

In October 2008, the Compensation Committee made a grant of stock options under the 2006 Equity Incentive Plan to each of the executive officers as part of a wider grant by the Compensation Committee to senior employees across the Company to provide continuing equity incentives to the Company’s employees in a declining stock market. These option awards are reflected in the column titled “Option Awards” of the Summary Compensation Table on page 25 of this Proxy Statement.

In 2009, the Compensation Committee awarded restricted stock units, in lieu of the payment of a cash performance award or bonus to each of the four senior executive officers for services performed in fiscal year 2008 as follows: Robert L. Antin (39,871), Arthur J. Antin (22,835), Tomas W. Fuller (12,010) and Neil Tauber (12,010). Each of the restricted stock units was fully vested on the date of grant and had a payment date of May 1, 2012. These awards are reflected in the column titled “Bonus” of the Summary Compensation Table on page 25 of this Proxy Statement.

Perquisites and Other Personal Benefits

In order to better enable us to attract and retain highly skilled executive officers and to round out a competitive compensation package for our executive officers, we provide our executive officers with perquisites and other personal benefits that we believe are reasonable and consistent with our overall compensation philosophy and objectives. The Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to our executive officers.

The executive officers, among other things, are provided use of automobiles and are reimbursed for their out-of-pocket medical expenses.

The attributed costs and a more detailed description of the perquisites and other personal benefits received by each executive officer for fiscal year 2008 are included in column titled “All Other Compensation,” and the footnotes thereto, of the Summary Compensation Table on page 25 of this Proxy Statement.

Stock Ownership

Although the Company has not formally adopted stock ownership guidelines, each named executive officer holds a substantial amount of shares of our common stock, including shares of restricted stock, and vested in-the-money options. See Outstanding Equity Awards at Fiscal Year-End Table and the Principal Stockholders Table on pages 27 and 44 of this Proxy Statement, respectively.

Termination and Change in Control Payments

We have entered into employment agreements with three of our executive officers and into a severance agreement with another executive officer. These employment agreements and severance agreement, which are designed to promote stability and continuity of senior management, provide for termination and change in control payment. We have also entered into post-retirement medical benefits coverage agreements with our four senior executive officers. We entered into post-retirement medical benefits agreements with our senior executive officers as recognition of each officer’s extended service to the Company. A summary of these severance payments and post-termination benefits is set forth under the heading “Employment Agreements; Post-Retirement Medical Benefits Coverage Agreements; Payment Upon Termination and Change in Control” on page 28 of this Proxy Statement.

Tax Implications

The Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Code, which provides that the Company may not deduct non-performance based compensation of more than $1,000,000 that is paid to certain executive officers. As discussed above, the 162(m) subcommittee established performance goals for the awards of restricted stock it made to the executive officers in 2008. As a result, the performance-based restricted stock awards did not count against the deductibility limit. However, in order to maintain flexibility in compensating our executive officers in a manner designed to promote varying corporate goals, we have not adopted a policy that all compensation must be deductible. Except with respect to a portion of the compensation paid to our Chief Executive Officer, all compensation paid to the executive officers for fiscal year 2008 will be fully deductible.

Summary Compensation Table

The following table sets forth all compensation paid or earned by our Chief Executive Officer, Chief Financial Officer and each of our other three most highly compensated executive officers (whose compensation exceeded $100,000 during the last fiscal year) for services rendered to us for the years ended December 31, 2008, 2007, and 2006. We refer to these officers as the “named executive officers.”

							Change in
							Pension Value
						Non-Equity	and Nonqualified
						Incentive	Deferred
Name and				Stock	Option	Plan	Compensation	All Other
Principal Position	Year	Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
			(1)	(2)	(3)	(4)		(5)
		($)	($)	($)	($)	($)	($)	($)	($)

Robert L. Antin,	2008	$867,951	$892,321	$833,554	$61,791	$--	$--	$79,757	$2,735,374
Chairman of the	2007	$841,500	$--	$359,750	$--	$765,004	$--	$61,459	$2,027,713
Board, Chief Executive Officer	2006	$683,617	$825,000	$--	$19,333	$--	$--	$81,800	$1,609,750
and President
Arthur J. Antin,	2008	$552,332	$511,059	$528,472	$34,856	$--	$--	$80,319	$1,707,038
Chief Operating	2007	$535,500	$--	$239,833	$--	$438,139	$--	$56,627	$1,270,099
Officer and Senior Vice President	2006	$508,846	$472,500	$--	$15,333	$--	$--	$56,451	$1,053,130
Neil Tauber,	2008	$375,981	$268,777	$440,920	$31,688	$--	$--	$91,101	$1,208,467
Senior Vice	2007	$362,100	$--	$239,833	$--	$230,429	$--	$69,377	$901,739
President of Development	2006	$346,923	$248,500	$--	$6,667	$--	$--	$60,117	$662,207
Tomas W. Fuller,	2008	$373,482	$268,777	$487,626	$30,103	$--	$--	$34,110	$1,194,098
Chief Financial	2007	$362,100	$--	$239,833	$--	$230,429	$--	$23,530	$855,892
Officer, Vice President and Secretary	2006	$346,923	$248,500	$--	$11,333	$--	$--	$21,229	$627,985
Josh Drake(6),	2008	$316,923	$80,000	$214,937	$57,974	$--	$--	$17,781	$687,615
President, Antech Diagnostics

(1)	The bonuses paid for fiscal year 2008 to our named executive officers, other than Josh Drake, were paid in fully vested restricted stock units and were valued using the common stock closing price of $22.90 on April 17, 2009, the grant date. Josh Drake received a cash bonus for fiscal year 2008.

(2)	The amounts in this column represent the dollar amount recognized for financial statement reporting purposes for the applicable year in accordance with SFAS 123R, and, with respect to fiscal year 2008, include amounts from restricted stock awards granted prior to fiscal year 2008. Pursuant to applicable SEC rules, the amounts shown do not include the impact of forfeitures, if any, related to service-based vesting conditions. For the assumptions used in the calculation of these amounts see Note 9 to the Company’s audited financial statements in the Company’s Annual Report for the fiscal year ended December 31, 2008.

(3)	The amounts in this column represent the dollar amount recognized for financial statement reporting purposes for the applicable year in accordance with SFAS 123R, and include amounts from options granted prior to each applicable year. For the assumptions used in the calculation of these amounts see Note 9 to the Company’s audited financial statements in the Company’s Annual Report for the fiscal year ended December 31, 2008.

(4)	The amounts in this column represent the cash awards paid for fiscal year 2007 to the named executive officers under the 2007 Annual Cash Incentive Plan, which is discussed in further detail on page 21 of this Proxy Statement.

(5)	All Other Compensation for the fiscal year ended December 31, 2008, consists of the following:

	Robert L. Antin	Arthur J. Antin	Neil Tauber	Tomas W. Fuller	Josh Drake

Automobile lease, auto insurance and auto maintenance (a)	$38,108	$34,049	$30,083	$9,594	$--
Medical insurance premiums	40,199	44,820	59,568	23,066	17,781
401(k) Company contribution	1,450	1,450	1,450	1,450	--

Total	$79,757	$80,319	$91,101	$34,110	$17,781

(a)	For disclosure purposes, the annual cost of the Company leased automobile was determined based on 100% of the Annual Lease Value as provided in the Code.

(6)	Josh Drake was appointed President of Antech Diagnostics, the Company’s laboratory division, in February 2008.

Grants of Plan-Based Awards in Fiscal 2008

All equity grants in fiscal year 2008 to the named executive officers were made under the VCA Antech, Inc. 2006 Equity Incentive Plan. The following table sets forth certain information regarding the grant of plan-based awards made during the fiscal year ended December 31, 2008, to each named executive officer.

Name	Grant	Estimated Future Payouts Under			Estimated Future Payouts Under			All Other		Exercise
	Date	Non-Equity Incentive Plan Awards			Equity Incentive Plan Awards(1)			Stock	All Other	or Base	Grant Date
								Awards:	Option	Price of	Fair Value
								Number of	Awards:	Option	of 2008
								Shares of	Number of	Awards	Equity
								Stock or	Securities		Awards
								Units	Underlying		(4)
								(2)	Options
		Threshold	Target	Maximum	Threshold	Target	Maximum		(3)

		($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)

Robert L. Antin	3/13/08	--	--	--	46,000	57,500	69,000	--	--	--	$1,745,125
	10/28/08	--	--	--	--	--	--	--	195,000	$17.04	$1,140,750
Arthur J. Antin	3/13/08	--	--	--	28,000	35,000	42,000	--	--	--	$1,062,250
	10/28/08	--	--	--	--	--	--	--	110,000	$17.04	$643,500
Neil Tauber	3/18/08	--	--	--	20,000	25,000	30,000	--	--	--	$750,000
	10/28/08	--	--	--	--	--	--	--	100,000	$17.04	$585,000
Tomas W. Fuller	3/13/08	--	--	--	24,000	30,000	36,000	--	--	--	$910,500
	10/28/08	--	--	--	--	--	--	--	95,000	$17.04	$555,750
Josh Drake	3/13/08	--	--	--	--	--	--	20,000	--	--	$600,000
	10/28/08	--	--	--	--	--	--	--	45,000	$17.04	$263,250

(1)	The amounts shown in these columns reflect the threshold, target and maximum number of restricted stock shares issuable in respect of the performance-based restricted stock awards granted to the named executive officers in fiscal year 2008. As described in greater detail commencing on page 22 of this Proxy Statement, the threshold represents the number of restricted stock shares payable upon achievement of the minimum performance goal levels; the target represents the number of restricted stock shares payable upon achievement of the target performance goal levels; and the maximum represents the number of restricted stock shares payable upon achievement of the maximum performance goal levels. The restricted stock awards granted to Robert L. Antin, Arthur J. Antin and Tomas W. Fuller vest in three installments: 25% (rounded up to the nearest whole share) on March 13, 2010; 50% (rounded up to the nearest whole share) on March 13, 2011, and the remainder on March 13, 2012. The restricted stock award granted to Neil Tauber vests in three installments: 25% (rounded up to the nearest whole share) on March 18, 2010; 50% (rounded up to the nearest whole share) on March 18, 2011, and the remainder on March 18, 2012.

(2)	The restricted stock award will vest in three installments: 25% (rounded up to the nearest whole share) on March 13, 2010; 50% (rounded up to the nearest whole share) on March 13, 2011; and the remainder on March 13, 2012.

(3)	The option awards will vest in three installments: 1/3 on February 20, 2010; 1/3 on February 20, 2011; and 1/3 on February 20, 2012. These options expire on the fifth anniversary of the grant date.

(4)	The amounts shown in this column represent the grant date fair value of the performance-based restricted stock awards (assuming satisfaction of the target performance goal level) and stock options under FAS 123R granted to the named executive officers in fiscal year 2008. For restricted stock awards, fair value is calculated using the common stock closing price on the grant dates. For stock options, fair value is calculated using the Black-Scholes value on the grant date.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth the number of securities underlying outstanding plan awards for each named executive officer as of December 31, 2008.

		Option Awards					Stock Awards
										Equity		Equity
				Equity						Incentive		Incentive Plan
				Incentive						Plan		Awards:
				Plan						Awards:		Market or
				Awards:				Number	Market	Number of		Payout Value
				Number of				of Shares	Value of	Unearned		of Unearned
		Number of	Number of	Securities				or Units	Shares or	Shares, Units		Shares, Units
		Securities	Securities	Underlying				of Stock	Units of	or Other		or Other
		Underlying	Underlying	Unexercised	Option	Option		That	Stock That	Rights That		Rights That
	Grant	Unexercised	Unexercised	Unearned	Exercise	Expiration	Grant	Have Not	Have Not	Have Not		Have Not
Name	Date	Options	Options	Options	Price	Date	Date	Vested	Vested	Vested		Vested
			(1)
		(#)	(#)
		Exercisable	Unexercisable	(#)	($)			(#)	($)	(#)		($)

Robert L. Antin	12/18/2002	290,000	--	--	$7.00	12/17/2012	1/05/2007	45,000(2)	894,600	--		--

	10/19/2004	425,000	--	--	$19.40	10/19/2010	3/13/2008	--	--	54,625	(3)	1,085,945

	10/28/2008	--	195,000	--	$17.04	10/28/2013	--	--	--	--		--

Arthur J. Antin	9/20/2000	45,690	--	--	$0.50	9/20/2010	1/05/2007	30,000(2)	596,400	--		--

	12/18/2002	230,000	--	--	$7.00	12/17/2012	3/13/2008	--	--	33,250	(3)	661,010

	10/19/2004	175,000	--	--	$19.40	10/19/2010	--	--	--	--		--

	10/28/2008	--	110,000	--	$17.04	10/28/2013	--	--	--	--		--

Neil Tauber	10/19/2004	175,000	--	--	$19.40	10/19/2010	1/05/2007	30,000(2)	596,400	--		--

	10/28/2008	--	100,000	--	$17.04	10/28/2013	3/18/2008	--	--	23,750	(4)	472,150

Tomas W. Fuller	12/18/2002	170,000	--	--	$7.00	12/17/2012	1/05/2007	30,000(2)	596,400

	10/19/2004	175,000	--	--	$19.40	10/19/2010	3/13/2008	--	--	28,500	(3)	566,580

	10/28/2008	--	95,000	--	$17.04	10/28/2013	--	--	--	--		--

Josh Drake	3/12/2004	30,000	--	--	$16.11	3/11/2010	1/05/2007	12,000(5)	288,560	--		--

	10/21/2005	80,000(6)	--	--	$23.68	10/31/2012	3/13/2008	20,000(7)	397,600	--		--

	10/28/2008	--	45,000	--	$17.04	10/28/2013	--	--	--	--		--

(1)	This option award will vest in three installments: 1/3 on February 20, 2010; 1/3 on February 20, 2011; and 1/3 on February 20, 2012.

(2)	This restricted stock award will vest in three installments: 25% (rounded up to the nearest whole share) on April 30, 2009; 50% (rounded up to the nearest whole share) on January 5, 2010; and the remainder on January 5, 2011.

(3)	Reflects the number of restricted stock shares earned under the performance-based award granted to the named executive officer in fiscal 2008. The shares of restricted stock will vest in three installments: 25% (rounded up to the nearest whole share) on March 13, 2010; 50% (rounded up to the nearest whole share) on March 13, 2011; and the remainder on March 13, 2012.

(4)	Reflects the number of restricted stock shares earned under the performance-based award granted to the named executive officer in fiscal 2008. The shares of restricted stock will vest in three installments: 25% (rounded up to the nearest whole share) on March 18, 2010; 50% (rounded up to the nearest whole share) on March 18, 2011; and the remainder on March 18, 2012.

(5)	This restricted stock award will vest in three installments: 25% (rounded up to the nearest whole share) on January 5, 2009; 50% (rounded up to the nearest whole share) on January 5, 2010; and the remainder on January 5, 2011.

(6)	The shares underlying these options are restricted as follows: 50% of such shares can be sold on or after October 21, 2008; and 50% of such shares can be sold on or after October 21, 2009.

(7)	This restricted stock award will vest in three installments: 25% (rounded up to the nearest whole share) on March 18, 2010; 50% (rounded up to the nearest whole share) on March 18, 2011; and the remainder on March 18, 2012.

Options Exercised and Stock Vested

The following table sets forth information regarding the stock option awards that were exercised by each of our named executive officers during the fiscal year ended December 31, 2008.

	Option Awards		Stock Awards
	Number of		Number of Shares
	Shares Acquired	Value Realized	Acquired	Value Realized on
Name	on Exercise	on Exercise	on Vesting	Vesting
	(#)	($) (1)	(#)	($)

Robert L. Antin	--	--	--	--
Arthur J. Antin	--	--	--	--
Neil Tauber	--	--	--	--
Tomas W. Fuller	40,000	$1,256,000	--	--
Josh Drake	20,000	$323,806	--	--

(1)	The dollar amount represents the difference between the aggregate market price of the shares of common stock underlying the options at exercise and the aggregate exercise price of the options.

Summary of Equity Compensation Plan

The following table sets forth information concerning all equity compensation plans and individual compensation arrangements in effect during the fiscal year ended December 31, 2008.

			Number of Securities
	Number of Securities to Be	Weighted Average	Remaining Available for
	Issued Upon Exercise of	Exercise Price of	Future Issuance Under
Plan Category	Outstanding Options	Outstanding Options	Equity Compensation Plans

Equity Compensation Plans Approved by Security Holders	5,236,155	$16.89	4,746,033
Equity Compensation Plans Not Approved By Security Holders	--	--	--

Total	5,236,155	$16.89	4,746,033

Employment Agreements; Post-Retirement Medical Benefits Coverage Agreements; Payments Upon Termination and Change in Control

We have employment agreements with Robert L. Antin, Arthur J. Antin and Tomas W. Fuller, and a severance agreement with Neil Tauber. Each of these agreements provide for certain payments upon termination or Change in Control. For purposes of this proxy statement, a “Change in Control” shall be deemed to have occurred if (a) there shall be consummated (x) any consolidation or merger of the Company into or with another “person” (as such term is used in Sections 13(d)(3) and 14(d)(2) of Exchange Act) pursuant to which shares of the Company’s common stock would be converted into cash, securities or other property, other than any consolidation or merger of the Company in which the persons who were stockholders of the Company immediately prior to the consummation of such consolidation or merger are the beneficial owners (within the meaning of Rule 13d-3 under the Exchange Act), immediately following the consummation of such consolidation or merger, of 62.5% or more of the combined voting power of the then outstanding voting securities of the person surviving or resulting from such consolidation or merger, or (y) any sale, lease or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company, or (b) the stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company, or (c) any person who is not, immediately following the occurrence of a Public Offering Event (as defined in the Stockholders Agreement, dated as of September 20, 2000, by and among the Company, certain officers of the Company and the other signatories thereto, as amended), the beneficial owner of 10% or more of the Company’s outstanding common stock (or any person who is not an affiliate or related party of such a beneficial owner of 10% or more of the Company’s outstanding common stock) shall become the beneficial owner of 25% or more of the Company’s outstanding common stock, or (d) during any period of two consecutive years, individuals who at the beginning of such period constitute the entire Board of Directors cease for any reason to constitute a majority thereof unless the election, or the nomination for election by the Company’s stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period).

In addition, we have post-retirement medical benefits coverage agreements with Robert L. Antin, Arthur J. Antin, Tomas W. Fuller and Neil Tauber.

Robert L. Antin

Mr. Antin’s employment agreement, dated as of November 27, 2001, provides for Mr. Antin to serve as our Chairman of the Board, Chief Executive Officer and President for a term of five years from any given date, such that there shall always be a minimum of at least five years remaining under his employment agreement. The employment agreement provides for Mr. Antin to receive an annual base salary established by the Compensation Committee based on comparable compensation packages provided to executives in similarly situated companies, and to participate in the Company’s bonus plan. Mr. Antin also is entitled to specified perquisites.

If Mr. Antin’s employment is terminated due to his death, the employment agreement provides that we will pay Mr. Antin’s estate his accrued and unpaid salary, his accrued and unused vacation and sick pay, his base salary during the scheduled term of the employment agreement, accelerate the vesting of his equity awards that would have vested during the 24 months following the date of termination and continue to provide family medical benefits. If Mr. Antin’s employment is terminated due to his disability, the employment agreement provides that we will pay Mr. Antin his accrued and unpaid salary, his accrued and unused vacation and sick pay, his remaining base salary during the remaining scheduled term of the employment agreement (reduced by any amounts paid under long-term disability insurance policy maintained by us for the benefit of Mr. Antin), accelerate the vesting of his equity awards that would have vested during the 24 months following the date of termination and continue to provide specified benefits and perquisites. In the case of termination due to death or disability, any options that accelerate on the date of termination will remain exercisable for the full term.

If Mr. Antin terminates the employment agreement for “cause,” if we terminate the employment agreement without cause or in the event of a Change in Control, in which event the employment of Mr. Antin terminates automatically, we will pay Mr. Antin his accrued and unpaid salary, his accrued and unused vacation and sick pay, his remaining base salary during the remaining scheduled term of the employment agreement and an amount equal to five times the greater of Mr. Antin’s last annual bonus or the average of all bonuses paid to Mr. Antin under the employment agreement. In addition, we will accelerate the vesting of his equity awards and continue to provide specified benefits and perquisites. In these circumstances, Mr. Antin may exercise his options, which are accelerated on the date of termination, immediately upon termination and thereafter during the term of the option. For purposes of this paragraph, “cause” means as the result of (x) a willful breach of any of the material obligations of the Company to Mr. Antin under the employment agreement following written notice delivered to the Company and a reasonable cure period not to exceed 30 days; (y) the Company’s chief executive offices moving to a location outside of Los Angeles County, California; or (z) Mr. Antin failing to be reelected to, or being removed from, the Board of Directors.

If Mr. Antin terminates the employment agreement without cause or we terminate the employment agreement for “cause,” Mr. Antin is entitled to receive all accrued and unpaid salary and other compensation and all accrued and unused vacation and sick pay. For purposes of this paragraph, for “cause” means for a conviction (including any plea of guilty or no contest) of (x) any felony involving the embezzlement, theft or misappropriation of monies or other property, of the Company or otherwise, or (y) any crime of moral turpitude.

If any of the payments due Mr. Antin upon termination qualify as “excess parachute payments” under the Code, Mr. Antin also is entitled to an additional payment to cover the tax consequences associated with excess parachute payments.

In the event of a Change in Control and at our request, Mr. Antin is obligated to continue to serve under the same terms and conditions of his employment agreement for a period of up to 180 days following the termination date at his then-current base salary.

Mr. Antin’s post-retirement medical benefits coverage agreement provides that Mr. Antin and his family will continue to receive medical benefits coverage from the date employment is terminated until the last to occur of Mr. Antin’s death, the death of Mr. Antin’s spouse, or the end of the year in which each of Mr. Antin’s children has a 25th birthday. The medical benefits coverage afforded to Mr. Antin and his family after the termination of his employment will be at least as favorable as the most favorable level, type and basis of medical coverage provided to Mr. Antin and his family at any time during the five years prior to termination. Upon Mr. Antin’s eligibility for Medicare or a similar program, Mr. Antin will have the option to enroll in Medicare or such similar program. If Mr. Antin or any eligible family member elects to enroll in such program, the Company’s obligation under the post-retirement medical benefits coverage agreement will be limited to providing Medicare supplementary coverage and Executive Medical Excess Claims Insurance or a substantially similar policy. If the continuation of medical benefits coverage is subject to taxation under Section 409A(a)(1) of the Code as a result of the failure of the post-retirement medical benefits coverage agreement to comply with Section 409A, the Company will make a payment to Mr. Antin equal to all federal, state and local taxes incurred by Mr. Antin as a result thereof.

The following table describes the potential payments to Mr. Robert L. Antin upon termination or Change in Control.

					By
Payments &				By Officer	Company	By
Benefits Upon			By Officer	Without	Without	Company	Change in
Termination (1)	Death	Disability	for Cause	Cause	Cause	for Cause	Control

Accrued & Unpaid Salary (2)	$44,616	$44,616	$44,616	$44,616	$44,616	$44,616	$44,616
Accrued Vacation (3)	--	--	--	--	--	--	--
Cash Severance (4)	4,461,600	4,454,800	8,286,620	--	8,286,620	--	8,286,620
Acceleration of Equity Awards (5)	1,127,036	1,127,036	2,534,345	--	2,534,345	--	2,534,345
Automobile	--	256,720	256,720	--	256,720	--	256,720
Club Membership	--	146,949	146,949	--	146,949	--	146,949
Group Life and Other Company Insurance Plans(6)	1,384	21,806	21,806	--	21,806	--	21,806
Post-Retirement Medical Benefits (7)	1,172,425	1,172,425	1,172,425	1,172,425	1,172,425	1,172,425	1,172,425
Excise Tax / Gross-Up (8)	--	--	--	--	--	--	4,440,894

Total	$6,807,061	$7,224,352	$12,463,481	$1,217,041	$12,463,481	$1,217,041	$16,904,375

(1)	Upon the termination of Mr. Antin’s employment or a Change in Control, Mr. Antin will receive a lump-sum payment consisting of (a) accrued and unpaid salary, (b) accrued and unpaid vacation, (c) cash severance and (d) an additional amount to cover the tax consequences associated with “excess parachute payments” under the Code, if any. All other payments set forth above, other than those set forth in the “Acceleration of Equity Awards” and “Post-Retirement Medical Benefits” rows, will be paid over a five-year period.

(2)	Reflects Mr. Antin’s accrued and unpaid salary as of December 31, 2008.

(3)	As of December 31, 2008, Mr. Antin had no accrued vacation.

(4)	For purposes of calculating the cash severance payable to Mr. Antin, we used his annual base salary as of December 31, 2008 ($892,320) and the last annual cash bonus paid to Mr. Antin ($765,004).

(5)	As of December 31, 2008, 195,000 stock options and 99,625 shares of restricted stock held by Mr. Antin were unvested.

(6)	Consists of payment of insurance premiums for Mr. Antin.

(7)	Consists of payment of insurance premiums for Mr. Antin, including approximately $11,259 per year for executive medical excess claims insurance coverage. The average annual premium expense for executive medical excess claims insurance was calculated by dividing the sum of the premium expenses for executive medical excess claims insurance paid by the Company on behalf of Mr. Antin for the last five fiscal years (2004-2008) by five. In accordance with the terms of the executive medical excess claims insurance plan maintained by the Company, Mr. Antin is entitled to a maximum annual reimbursement for out-of-pocket medical expenses of $212,000. If Mr. Antin was reimbursed the maximum amount per year during the period during which he is entitled to such benefits (assuming a life expectancy of 26 years as of December 31, 2008), we estimate that the amount set forth in the “Post-Retirement Medical Benefits” row would increase by $5,219,273.

(8)	If the receipt by Mr. Antin of the post-retirement medical benefits coverage described in footnote 7 above is treated as an “excess parachute payment,” we estimate that the amount set forth in the “Excise Tax/Gross-Up” row would increase by $636,237.

Arthur J. Antin

Mr. Antin’s employment agreement, dated as of November 27, 2001, provides for Mr. Antin to serve as our Chief Operating Officer, Senior Vice President and Secretary for a term equal to three years from any given date, such that there shall always be a minimum of at least three years remaining under his employment agreement. (Mr. Antin no longer serves as the Company’s Secretary.) The employment agreement provides for Mr. Antin to receive an annual base salary established by the Compensation Committee based on comparable compensation packages provided to executives in similarly situated companies, and to participate in the Company’s bonus plan. Mr. Antin also is entitled to specified perquisites.

If Mr. Antin’s employment is terminated due to his death, the employment agreement provides that we will pay Mr. Antin’s estate his accrued and unpaid salary, his accrued and unused vacation and sick pay, his base salary during the scheduled term of the employment agreement, accelerate the vesting of his equity awards that would have vested during the 24 months following the date of termination and continue to provide family medical benefits. If Mr. Antin’s employment is terminated due to his disability, the employment agreement provides that we will pay Mr. Antin his accrued and unpaid salary, his accrued and unused vacation and sick pay, his remaining base salary during the remaining scheduled term of the employment agreement (reduced by any amounts paid under long-term disability insurance policy maintained by us for the benefit of Mr. Antin), accelerate the vesting of his equity awards that would have vested during the 24 months following the date of termination and continue to provide specified benefits and perquisites. In the case of termination due to death or disability, any option that is accelerated on the date of termination will remain exercisable for the full term.

If Mr. Antin terminates the employment agreement for “cause,” if we terminate the employment agreement without cause or in the event of a Change in Control, in which event the employment of Mr. Antin terminates automatically, we will pay Mr. Antin his accrued and unpaid salary, his accrued and unused vacation and sick pay, his remaining base salary during the remaining scheduled term of the employment agreement and an amount equal to three times the greater of Mr. Antin’s last annual bonus or the average of all bonuses paid to Mr. Antin under the employment agreement. In addition, we will accelerate the vesting of his equity awards and continue to provide specified benefits and perquisites. In these circumstances, Mr. Antin may exercise his options that are accelerated on the date of termination during the full term of the option. For purposes of this paragraph, for “cause” means as the result of (x) a willful breach of any of the material obligations of the Company to Mr. Antin under the employment agreement following written notice delivered to the Company and a reasonable cure period not to exceed 30 days; or (y) the Company’s chief executive offices moving to a location outside of Los Angeles County, California.

If Mr. Antin terminates the employment agreement without cause or we terminate the employment agreement for “cause,” Mr. Antin is entitled to receive all accrued and unpaid salary and other compensation and all accrued and unused vacation and sick pay. For purposes of this paragraph, for “cause” means for a conviction (including any plea of guilty or no contest) of (x) any felony involving the embezzlement, theft or misappropriation of monies or other property, of the Company or otherwise, or (y) any crime of moral turpitude.

If any of the payments due Mr. Antin upon termination qualify as “excess parachute payments” under the Code, Mr. Antin also is entitled to an additional payment to cover the tax consequences associated with excess parachute payments.

In the event of a Change in Control and at our request, Mr. Antin is obligated to continue to serve under the same terms and conditions of his employment agreement for a period of up to 180 days following the termination date at his then-current base salary.

Mr. Antin’s post-retirement medical benefits coverage agreement provides that Mr. Antin and his family will continue to receive medical benefits coverage commencing on or after the date that Mr. Antin attains age 60 until the last to occur of Mr. Antin’s death, the death of Mr. Antin’s spouse, or the end of the year in which each of Mr. Antin’s children has a 25th birthday. The medical benefits coverage afforded to Mr. Antin and his family after the termination of his employment will be at least as favorable as the most favorable level, type and basis of medical coverage provided to Mr. Antin and his family at any time during the five years prior to termination. Upon Mr. Antin’s eligibility for Medicare or a similar program, Mr. Antin will have the option to enroll in Medicare or such similar program. If Mr. Antin or any eligible family member elects to enroll in such program, the Company’s obligation under the post-retirement medical benefits coverage agreement will be limited to providing Medicare supplementary coverage and Executive Medical Excess Claims Insurance or a substantially similar policy. The coverage provided by the Company is secondary to any employer’s group medical plan in which Mr. Antin or an eligible family member participates as an active employee, any employer’s group medical plan in which Mr. Antin is covered as the spouse or dependent or an active employee, any individual medical benefits coverage under which Mr. Antin or an eligible family member is covered, or Medicare coverage. If the continuation of medical benefits coverage is subject to taxation under Section 409A(a)(1) of the Code as a result of the failure of the post-retirement medical benefits coverage agreement to comply with Section 409A, the Company will make a payment to Mr. Antin equal to all federal, state and local taxes incurred by Mr. Antin as a result thereof. Furthermore, the Company’s obligation to provide post-retirement medical benefits coverage to Mr. Antin will cease if he causes any person or entity controlled by him to induce or attempt to induce (a) any employee of the Company or any of its affiliates to leave the Company or any of its affiliates or (b) any customer, supplier, vendor, licensee, distributor, contractor or other business relation of the Company or any of its affiliates to cease doing business with, or knowingly adversely alter its business relationship with, the Company or any of its affiliates.

The following table describes the potential payments to Mr. Arthur J. Antin upon termination or Change in Control.

					By
Payments &				By Officer	Company	By
Benefits Upon			By Officer	Without	Without	Company	Change in
Termination (1)	Death	Disability	for Cause	Cause	Cause	for Cause	Control

Accrued & Unpaid Salary (2)	$28,392	$28,392	$28,392	$28,392	$28,392	$28,392	$28,392
Accrued Vacation (3)	--	--	--	--	--	--	--
Cash Severance (4)	1,703,520	1,699,920	3,017,937	--	3,017,937	--	3,017,937
Acceleration of Equity Awards (5)	716,687	716,687	1,569,810	--	1,569,810	--	1,569,810
Automobile	--	112,709	112,709	--	112,709	--	112,709
Club Membership	--	55,890	55,890	--	55,890	--	55,890
Group Life and Other Company Insurance Plans (6)	830	13,936	13,936	--	13,936	--	13,936
Post- Retirement Medical Benefits (7)	920,768	920,768	920,768	920,768	920,768	920,768	920,768
Excise Tax / Gross-Up (8)	--	--	--	--	--	--	1,496,382

Total	$3,370,197	$3,548,302	$5,719,442	$949,160	$5,719,442	$949,160	$7,215,824

(1)	Upon the termination of Mr. Antin’s employment or a Change in Control, Mr. Antin will receive a lump-sum payment consisting of (a) accrued and unpaid salary, (b) accrued and unpaid vacation, (c) cash severance and (d) an additional amount to cover the tax consequences associated with “excess parachute payments” under the Code, if any. All other payments set forth above, other than those set forth in the “Acceleration of Equity Awards” and “Post-Retirement Medical Benefits” rows, will be paid over a three-year period.

(2)	Reflects Mr. Antin’s accrued and unpaid salary as of December 31, 2008.

(3)	As of December 31, 2008 Mr. Antin had no accrued vacation.

(4)	For purposes of calculating the cash severance payable to Mr. Antin, we used his annual base salary as of December 31, 2008 ($567,840) and the last annual cash bonus paid to Mr. Antin ($438,139).

(5)	As of December 31, 2008, 110,000 stock options and 63,250 shares of restricted stock held by Mr. Antin were unvested.

(6)	Consists of payment of insurance premiums for Mr. Antin.

(7)	Consists of payment of insurance premiums for Mr. Antin, including approximately $11,846 per year for executive medical excess claims insurance coverage. The average annual premium expense for executive medical excess claims insurance was calculated by dividing the sum of the premium expenses for executive medical excess claims insurance paid by the Company on behalf of Mr. Antin for the last five fiscal years (2004-2008) by five. In accordance with the terms of the executive medical excess claims insurance plan maintained by the Company, Mr. Antin is entitled to a maximum annual reimbursement for out-of-pocket medical expenses of $212,000. If Mr. Antin was reimbursed the maximum amount per year during the period during which he is entitled to such benefits (assuming a life expectancy of 23 years as of December 31, 2008), we estimate that the amount set forth in the “Post-Retirement Medical Benefits” row would increase by $4,603,533.

(8)	If the receipt by Mr. Antin of the post-retirement medical benefits coverage described in footnote 7 above is treated as an “excess parachute payment,” we estimate that the amount set forth in the “Excise Tax/Gross-Up” row would increase by $499,671.

Tomas W. Fuller

Mr. Fuller’s employment agreement dated as of November 27, 2001, provides for Mr. Fuller to serve as our Chief Financial Officer, Vice President and Assistant Secretary for a term equal to two years from any given date, such that there shall always be a minimum of at least two years remaining under his employment agreement. (Mr. Fuller currently serves as the Company’s Secretary.) The employment agreement provides for Mr. Fuller to receive an annual base salary established by the Compensation Committee based on comparable compensation packages provided to executives in similarly situated companies, and to participate in the Company’s bonus plan.

If Mr. Fuller’s employment is terminated due to his death, the employment agreement provides that we will pay Mr. Fuller’s estate his accrued and unpaid salary, his accrued and unused vacation and sick pay, his base salary during the scheduled term of the employment agreement, accelerate the vesting of his equity awards that would have vested during the 24 months following the date of termination and continue to provide family medical benefits. If Mr. Fuller’s employment is terminated due to his disability, the employment agreement provides that we will pay Mr. Fuller his accrued and unpaid salary, his accrued and unused vacation and sick pay, his remaining base salary during the remaining scheduled term of the employment agreement (reduced by any amounts paid under long-term disability insurance policy maintained by us for the benefit of Mr. Fuller), accelerate the vesting of his equity awards that would have vested during the 24 months following the date of termination and continue to provide specified benefits and perquisites. In the case of termination due to death or disability, any options that are accelerated on the date of termination will remain exercisable for the full term.

If Mr. Fuller terminates the employment agreement for “cause,” if we terminate the employment agreement without cause or in the event of a Change in Control, in which event the employment of Mr. Fuller terminates automatically, we will pay Mr. Fuller his accrued and unpaid salary, his accrued and unused vacation and sick pay, his remaining base salary during the remaining scheduled term of the employment agreement and an amount equal to two times the greater of Mr. Fuller’s last annual bonus or the average of all bonuses paid to Mr. Fuller under the employment agreement. In addition, we will accelerate the vesting of his equity awards and continue to provide specified benefits and perquisites; provided, however, that if we terminate Mr. Fuller’s employment agreement without cause, we will only accelerate the vesting of his equity awards that would have vested during the 24 months following the date of termination. In these circumstances, Mr. Fuller may exercise his options that are accelerated on the date of termination for the full term of the option. For purposes of this paragraph, for “cause” means as the result of (x) a willful breach of any of the material obligations of the Company to Mr. Fuller under the employment agreement following written notice delivered to the Company and a reasonable cure period not to exceed 30 days; or (y) the Company’s chief executive offices moving to a location outside of Los Angeles County, California.

If Mr. Fuller terminates the employment agreement without cause or we terminate the employment agreement for “cause,” Mr. Fuller is entitled to receive all accrued and unpaid salary and other compensation and all accrued and unused vacation and sick pay. For purposes of this paragraph, for “cause” means for a conviction (including any plea of guilty or no contest) of (x) any felony involving the embezzlement, theft or misappropriation of monies or other property, of the Company or otherwise, or (y) any crime of moral turpitude.

If any of the payments due Mr. Fuller upon termination qualify as “excess parachute payments” under the Code, Mr. Fuller also is entitled to an additional payment to cover the tax consequences associated with excess parachute payments.

In the event of a Change in Control and at our request, Mr. Fuller is obligated to continue to serve under the same terms and conditions of his employment agreement for a period of up to 180 days following the termination date at his then-current base salary.

Mr. Fuller’s post-retirement medical benefits coverage agreement provides that Mr. Fuller and his family will continue to receive medical benefits coverage commencing on or after the date that Mr. Fuller attains age 53 until the last to occur of Mr. Fuller’s death, the death of Mr. Fuller’s spouse, or the end of the year in which each of Mr. Fuller’s children has a 25th birthday. The medical benefits coverage afforded to Mr. Fuller and his family after the termination of his employment will be at least as favorable as the most favorable level, type and basis of medical coverage provided to Mr. Fuller and his family at any time during the five years prior to termination. Upon Mr. Fuller’s eligibility for Medicare or a similar program, Mr. Fuller will have the option to enroll in Medicare or such similar program. If Mr. Fuller or any eligible family member elects to enroll in such program, the Company’s obligation under the post-retirement medical benefits coverage agreement will be limited to providing Medicare supplementary coverage and Executive Medical Excess Claims Insurance or a substantially similar policy. The coverage provided by the Company is secondary to any employer’s group medical plan in which Mr. Fuller or an eligible family member participates as an active employee, any employer’s group medical plan in which Mr. Fuller is covered as the spouse or dependent or an active employee, any individual medical benefits coverage under which Mr. Fuller or an eligible family member is covered, or Medicare coverage. If the continuation of medical benefits coverage is subject to taxation under Section 409A(a)(1) of the Code as a result of the failure of the post-retirement medical benefits coverage agreement to comply with Section 409A, the Company will make a payment to Mr. Fuller equal to all federal, state and local taxes incurred by Mr. Fuller as a result thereof. Furthermore, the Company’s obligation to provide post-retirement medical benefits coverage to Mr. Fuller will cease if he causes any person or entity controlled by him to induce or attempt to induce (a) any employee of the Company or any of its affiliates to leave the Company or any of its affiliates or (b) any customer, supplier, vendor, licensee, distributor, contractor or other business relation of the Company or any of its affiliates to cease doing business with, or knowingly adversely alter its business relationship with, the Company or any of its affiliates.

The following table describes the potential payments to Mr. Tomas W. Fuller upon termination or Change in Control.

					By
Payments &				By Officer	Company	By
Benefits Upon			By Officer	Without	Without	Company	Change in
Termination (1)	Death	Disability	for Cause	Cause	Cause	for Cause	Control

Accrued & Unpaid Salary (2)	$19,198	$19,198	$19,198	$19,198	$19,198	$19,198	$19,198
Accrued Vacation (3)	--	--	--	--	--	--	--
Cash Severance (4)	767,936	766,096	1,228,794	--	1,228,794	--	1,228,794
Acceleration of Equity Awards (5)	678,879	678,879	1,432,780	--	678,879	--	1,432,780
Automobile	--	20,650	20,650	--	20,650	--	20,650
Group Life, Medical and Other Company Insurance Plans (6)	42,515	48,101	48,101	--	48,101	--	48,101
Post-Retirement Medical Benefits (7)	1,413,781	1,413,781	1,413,781	1,413,781	1,413,781	1,413,781	1,413,781
Excise Tax / Gross-Up (8)	--	--	--	--	--	--	--

Total	$2,922,309	$2,946,705	$4,163,304	$1,432,979	$3,409,403	$1,432,979	$4,163,304

(1)	Upon the termination of Mr. Fuller’s employment or a Change in Control, Mr. Fuller will receive a lump-sum payment consisting of (a) accrued and unpaid salary, (b) accrued and unpaid vacation, (c) cash severance and (d) an additional amount to cover the tax consequences associated with “excess parachute payments” under the Code, if any. All other payments set forth above, other than those set forth in the “Acceleration of Equity Awards” and “Post-Retirement Medical Benefits” rows, will be paid over a two-year period.

(2)	Reflects Mr. Fuller’s accrued and unpaid salary as of December 31, 2008.

(3)	As of December 31, 2008, Mr. Fuller had no accrued vacation.

(4)	For purposes of calculating the cash severance payable to Mr. Fuller, we used his annual base salary as of December 31, 2008 ($383,968) and the last annual cash bonus paid to Mr. Fuller ($230,429).

(5)	As of December 31, 2008, 95,000 stock options and 58,500 shares of restricted stock held by Mr. Fuller were unvested.

(6)	Consists of payment of insurance premiums for Mr. Fuller, including approximately $2,080 per year for executive medical excess claims insurance coverage (for a total of approximately $4,160 for the two-year period during which Mr. Fuller is entitled to such coverage under the terms of his employment agreement). The average annual premium expense for executive medical excess claims insurance was calculated by dividing the sum of the premium expenses for executive medical excess claims insurance paid by the Company on behalf of Mr. Fuller for the last five fiscal years (2004-2008) by five. In accordance with the terms of the executive medical excess claims insurance plan maintained by the Company, Mr. Fuller is entitled to a maximum annual reimbursement for out-of-pocket medical expenses of $212,000. If Mr. Fuller was reimbursed the maximum amount per year during the two-year period during which he is entitled to such benefits, we estimate that the amount set forth in the “Group Life, Medical and Other Company Insurance Plans” row would increase by $419,840.

(7)	Consists of payment of insurance premiums for Mr. Fuller, including approximately $2,080 per year for executive medical excess claims insurance coverage. The average annual premium expense for executive medical excess claims insurance was calculated by dividing the sum of the premium expenses for executive medical excess claims insurance paid by the Company on behalf of Mr. Fuller for the last five fiscal years (2004-2008) by five. In accordance with the terms of the executive medical excess claims insurance plan maintained by the Company, Mr. Fuller is entitled to a maximum annual reimbursement for out-of-pocket medical expenses of $212,000. If Mr. Fuller was reimbursed the maximum amount per year during the period during which he is entitled to such benefits (assuming a life expectancy of 30 years as of December 31, 2010), we estimate that the amount set forth in the “Post-Retirement Medical Benefits” row would increase by $6,297,596.

(8)	If the receipt by Mr. Fuller of the post-retirement medical benefits coverage described in footnote 7 above is treated as an “excess parachute payment,” we estimate that the amount set forth in the “Excise Tax/Gross-Up” row would increase by $1,278,689.

Neil Tauber

On April 25, 2008, we entered into an amended severance agreement with Mr. Tauber, which amends and restates his severance agreement, dated March 3, 2003. The amended severance agreement is effective as of April 22, 2008, the date on which the Compensation Committee approved the amendment.

If Mr. Tauber’s employment with us terminates due to his death or disability, the amended severance agreement provides that we will pay Mr. Tauber (or his estate in the case of termination due to death) a lump-sum payment equal to his accrued and unpaid salary and other compensation and his accrued and unused vacation and sick pay and, within 30 days of the date of termination, a lump-sum payment equal to the amount he would have earned as base salary during the two years following the termination date (reduced by any amounts paid under any long-term disability insurance policy maintained by us for the benefit of Mr. Tauber in the case of termination due to disability), and we will continue to provide specified benefits and perquisites. We will also accelerate the vesting of equity awards held by Mr. Tauber that would have vested during the two years following the date of termination solely as a result of his continued service to the Company and any option or stock appreciation right that is accelerated on the date of termination will remain exercisable for the full term of the award. In addition, all equity-based performance awards granted to Mr. Tauber, to the extent they would have become vested after the date of his termination upon the attainment of one or more specified performance goals, will vest as provided by such performance award but without regard to Mr. Tauber’s termination, conditioned on and to the extent that such performance goal or goals are attained.

If Mr. Tauber terminates his employment for “Good Reason,” if we terminate his employment without “Cause” or in the event of a Change in Control, in which event the employment of Mr. Tauber terminates automatically, we will pay Mr. Tauber a lump-sum payment equal to his accrued and unpaid salary and other compensation and his accrued and unused vacation and sick pay and, within 30 days of the date of termination, a lump-sum payment equal to the sum of the amount he would have earned as base salary during the two years following the termination date and an amount equal to two times Mr. Tauber’s average annual bonus based on the annual bonuses paid or payable to Mr. Tauber for the last three fiscal years, and we will continue to provide specified benefits and perquisites. We will also accelerate the vesting of equity awards held by Mr. Tauber that would have vested following the date of termination solely as a result of his continued service to the Company and any option or stock appreciation right that is accelerated on the date of termination will remain exercisable for the full term of the award; provided, however, that if we terminate Mr. Tauber’s employment without Cause, we will only accelerate the vesting of his equity awards that would have vested during the two years following the date of termination. In addition, all equity-based performance awards granted to Mr. Tauber, to the extent they would have become vested after the date of his termination upon the attainment of one or more specified performance goals, will vest as provided by such performance award but without regard to Mr. Tauber’s termination, conditioned on and to the extent that such performance goal or goals are attained. For purposes of this paragraph, the termination by Mr. Tauber of his employment will be for “Good Reason” if the termination occurs within two years following the initial existence of one or more of the following conditions without Mr. Tauber’s consent (i) a material diminution in Mr. Tauber’s authority, duties or responsibilities, (ii) a material diminution in Mr. Tauber’s annual base salary or (iii) the relocation of the office where Mr. Tauber is required to perform his duties to the Company to a location outside of Los Angeles County, California; provided Mr. Tauber delivers written notice to the Company of the existence of such condition within 90 days of the initial existence of the condition and the Company does not remedy such condition within 30 days of the receipt of such notice; and for “Cause” means for a conviction (including any plea of guilty or no contest) of (x) any felony involving the embezzlement, theft or misappropriation of monies or other property, of the Company or otherwise, or (y) any crime of moral turpitude.

If any of the payments due Mr. Tauber upon termination qualify as “excess parachute payments” under the Code, Mr. Tauber also is entitled to an additional payment to cover the tax consequences associated with excess parachute payments.

If Mr. Tauber terminates his employment without Good Reason or we terminate his employment for Cause, Mr. Tauber is entitled by law to receive all accrued, earned and unpaid salary and all accrued and unused vacation and sick pay.

Mr. Tauber’s post-retirement medical benefits coverage agreement provides that Mr. Tauber and his family will continue to receive medical benefits coverage commencing on or after the date that Mr. Tauber attains age 60 until the last to occur of Mr. Tauber’s death, the death of Mr. Tauber’s spouse, or the end of the year in which each of Mr. Tauber’s children has a 25th birthday. The medical benefits coverage afforded to Mr. Tauber and his family after the termination of his employment will be at least as favorable as the most favorable level, type and basis of medical coverage provided to Mr. Tauber and his family at any time during the five years prior to termination. Upon Mr. Tauber’s eligibility for Medicare or a similar program, Mr. Tauber will have the option to enroll in Medicare or such similar program. If Mr. Tauber or any eligible family member elects to enroll in such program, the Company’s obligation under the post-retirement medical benefits coverage agreement will be limited to providing Medicare supplementary coverage and Executive Medical Excess Claims Insurance or a substantially similar policy. The coverage provided by the Company is secondary to any employer’s group medical plan in which Mr. Tauber or an eligible family member participates as an active employee, any employer’s group medical plan in which Mr. Tauber is covered as the spouse or dependent or an active employee, any individual medical benefits coverage under which Mr. Tauber or an eligible family member is covered, or Medicare coverage. If the continuation of medical benefits coverage is subject to taxation under Section 409A(a)(1) of the Code as a result of the failure of the post-retirement medical benefits coverage agreement to comply with Section 409A, the Company will make a payment to Mr. Tauber equal to all federal, state and local taxes incurred by Mr. Tauber as a result thereof. Furthermore, the Company’s obligation to provide post-retirement medical benefits coverage to Mr. Tauber cease if he causes any person or entity controlled by him to induce or attempt to induce (a) any employee of the Company or any of its affiliates to leave the Company or any of its affiliates or (b) any customer, supplier, vendor, licensee, distributor, contractor or other business relation of the Company or any of its affiliates to cease doing business with, or knowingly adversely alter its business relationship with, the Company or any of its affiliates.

The following table describes the potential payments to Mr. Neil Tauber upon termination.

				By Officer	By
Payments &			By Officer	Without	Company	By
Benefits Upon			for Good	Good	Without	Company	Change in
Termination (1)	Death	Disability	Reason	Reason	Cause	for Cause	Control

Accrued & Unpaid Salary (2)	$19,198	$19,198	$19,198	$19,198	$19,198	$19,198	$19,198
Accrued Vacation (3)	--	--	--	--	--	--	--
Cash Severance (4)	767,936	765,216	1,245,888	--	1,245,888	--	1,245,888
Acceleration of Equity Awards (5)	660,004	660,004	1,352,550	--	660,004	--	1,352,550
Automobile	--	64,753	64,753	--	64,753	--	64,753
Group Life, Medical and Other Company Insurance Plans (6)	99,976	107,881	107,881	--	107,881	--	107,881
Post-Retirement Medical Benefits (7)	2,073,243	2,073,243	2,073,243	2,073,243	2,073,243	2,073,243	2,073,243
Excise Tax / Gross-Up (8)	--	--	--	--	--	--	--

Total	$3,620,357	$3,690,295	$4,863,513	$2,092,441	$4,170,967	$2,092,441	$4,863,513

(1)	Upon the termination of Mr. Tauber’s employment, Mr. Tauber will receive a lump-sum payment consisting of accrued and unpaid salary and accrued and unpaid vacation, and, within 30 days of the date of termination, a lump-sum payment consisting of cash severance and an additional amount to cover the tax consequences associated with “excess parachute payments” under the Code, if any. On the fifth day following the date on which a Change in Control occurs, Mr. Tauber will receive a lump-sum payment consisting of accrued and unpaid salary, accrued and unpaid vacation paid, cash severance and an additional amount to cover the tax consequences associated with “excess parachute payments” under the Code, if any. All other payments set forth above, other than those set forth in the “Acceleration of Equity Awards” and “Post-Retirement Medical Benefits” rows, will be paid over a two-year period.

(2)	Reflects Mr. Tauber’s accrued and unpaid salary as of December 31, 2008.

(3)	As of December 31, 2008, Mr. Tauber had no accrued vacation.

(4)	For purposes of calculating the cash severance payable to Mr. Tauber, we used his annual base salary as of December 31, 2008 ($383,968) and the average annual bonus based on the average of the last three annual cash bonuses paid to Mr. Tauber ($238,976).

(5)	As of December 31, 2008, 100,000 stock options and 53,750 shares of restricted stock held by Mr. Tauber were unvested.

(6)	Consists of payment of insurance premiums for Mr. Tauber, including approximately $22,462 per year for executive medical excess claims insurance coverage (for a total of approximately $44,924 for the two-year period during which Mr. Tauber is entitled to such coverage under the terms of his severance agreement). The average annual premium expense for executive medical excess claims insurance was calculated by dividing the sum of the premium expenses for executive medical excess claims insurance paid by the Company on behalf of Mr. Tauber for the last five fiscal years (2004-2008) by five. In accordance with the terms of the executive medical excess claims insurance plan maintained by the Company, Mr. Tauber is entitled to a maximum annual reimbursement for out-of-pocket medical expenses of $212,000. If Mr. Tauber was reimbursed the maximum amount per year during the two-year period during which he is entitled to such benefits, we estimate that the amount set forth in the “Group Life, Medical and Other Company Insurance Plans” row would increase by $379,077.

(7)	Consists of payment of insurance premiums for Mr. Tauber, including approximately $22,462 per year for executive medical excess claims insurance coverage. The average annual premium expense for executive medical excess claims insurance was calculated by dividing the sum of the premium expenses for executive medical excess claims insurance paid by the Company on behalf of Mr. Tauber for the last five fiscal years (2004-2008) by five. In accordance with the terms of the executive medical excess claims insurance plan maintained by the Company, Mr. Tauber is entitled to a maximum annual reimbursement for out-of-pocket medical expenses of $212,000. If Mr. Tauber was reimbursed the maximum amount per year during the period during which he is entitled to such benefits (assuming a life expectancy of 24 years as of December 31, 2010), we estimate that the amount set forth in the “Post-Retirement Medical Benefits” row would increase by $4,548,919.

(8)	If the receipt by Mr. Tauber of the post-retirement medical benefits coverage described in footnote 7 above is treated as an “excess parachute payment,” we estimate that the amount set forth in the “Excise Tax/Gross-Up” row would increase by $1,698,415.

REPORT OF COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis. Based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee

John M. Baumer
John B. Chickering, Jr.
Frank Reddick

DIRECTOR COMPENSATION

The Compensation Committee reviews director compensation on an annual basis. Our non-employee director compensation program for fiscal year 2008 was as follows:

Annual retainer

We pay our non-employee directors $10,000 per year, paid quarterly in arrears, $2,000 for each Board of Directors meeting attended in person or committee meeting attended in person which is not held on the same day as a Board of Directors meeting, including reimbursement for out-of-pocket expenses incurred in attending, and $1,000 for each Board of Directors meeting attended telephonically or committee meeting attended telephonically which is not held on the same day as a Board of Directors meeting. We pay the Chairman of our Audit Committee an additional $10,000 per year, paid quarterly in arrears. No employee director receives compensation for his or her service as a member of our Board of Directors.

Restricted shares

Upon appointment to the Board of Directors, each non-employee director receives an initial grant, under our 2006 Equity Incentive Plan, of 2,000 restricted shares of stock. These restricted shares vest in three equal annual installments, in each of the three 12-month periods, each an “annual period,” following the date of grant on that day during such annual period which is the earlier to occur of (a) the day immediately preceding the date of an annual meeting of the Company’s stockholders occurring during such annual period or (b) on the anniversary of the date of grant.

If the date of grant is fewer than 12 months prior to the date of the next annual meeting of stockholders, the number of shares granted is reduced on a pro-rata basis, based upon the number of months until the next annual meeting of stockholders (e.g., if a non-employee director is appointed January 1 and the next annual meeting of stockholders is April 1, such non-employee director will receive 500 restricted shares).

In addition, each non-employee director receives an annual automatic grant of 2,000 restricted shares on the date of the annual meeting. These restricted shares vest in three equal annual installments, in each of the three annual periods following the date of grant on that day during such annual period which is the earlier to occur of (a) the day immediately preceding the date of an annual meeting of the Company’s stockholders occurring during such annual period or (b) on the anniversary of the date of grant.

The following table and related footnotes summarize the compensation paid by the Company to each non-employee director for the fiscal year 2008.

					Change in
					Pension
					Value and
	Fees				Nonqualified
	Earned or			Non-Equity	Deferred
	Paid in	Stock	Option	Incentive Plan	Compensation	All Other
Name	Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
	($)	(2)	(3)	($)	($)	($)	($)
		($)	($)

John M. Baumer	$23,000	$38,932 (4)	$35,342	--	--	--	$97,274

John B. Chickering, Jr.	$44,000	$38,932 (5)	$32,859	--	--	--	$115,791

John A. Heil	$19,000	$38,932 (6)	$37,828	--	--	--	$95,760

Frank Reddick	$18,000	$38,932 (7)	$37,828	--	--	--	$94,760

(1)	Mr. Robert L. Antin, the Chairman of the Board, Chief Executive Officer and President of the Company, has been omitted from this table since he is an employee director and does not receive any compensation for serving on the Board of Directors. Mr. Antin’s compensation is set forth on the Summary Compensation Table on page 25 of this Proxy Statement.

(2)	The amounts in this column represent the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008, in accordance with SFAS 123R, and include amounts from restricted stock awards granted prior to fiscal year 2008. For the assumptions used in the calculation of these amounts for fiscal year 2008 see Note 9 to the Company’s audited financial statements in the Company’s Annual Report for the fiscal year ended December 31, 2008.

(3)	The amounts in this column represent the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008, in accordance with SFAS 123R, and include amounts from options granted prior to fiscal year 2008. For the assumptions used in the calculation of these amounts see Note 9 to the Company’s audited financial statements in the Company’s Annual Report for the fiscal year ended December 31, 2008.

(4)	The grant date fair value of the stock awards to Mr. Baumer in fiscal year 2008 was $62,240. At December 31, 2008, Mr. Baumer held 3,333 unvested shares of the Company’s common stock and stock options exercisable into 39,665 shares of common stock.

(5)	The grant date fair value of the stock award to Mr. Chickering in fiscal year 2008 was $62,240. At December 31, 2008, Mr. Chickering held 3,333 unvested shares of the Company’s common stock and stock options exercisable into 5,242 shares of common stock.

(6)	The grant date fair value of the stock award to Mr. Heil in fiscal year 2008 was $62,240. At December 31, 2008, Mr. Heil held 3,333 unvested shares of the Company’s common stock and stock options exercisable into 40,345 shares of common stock.

(7)	The grant date fair value of the stock award to Mr. Reddick in fiscal year 2008 was $62,240. At December 31, 2008, Mr. Reddick held 3,333 unvested shares of the Company’s common stock and stock options exercisable into 72,845 shares of common stock.

CERTAIN TRANSACTIONS WITH RELATED PERSONS

In accordance with its charter, our Audit Committee is responsible for reviewing and approving all related-party transactions. At least once a year, the Audit Committee reviews a summary of all related-party transactions, including the Company’s transactions with our executive officers and directors and with the firms that employ the directors.

Except as disclosed below, none of our directors, executive officers, stockholders owning more than five percent of our issued shares, or any of their respective associates or affiliates, had any material interest, direct or indirect, in any material transaction to which we were a party during fiscal year 2008, or which is presently proposed.

We believe, based on our reasonable judgment, but without further investigation, that the terms of each of the following transactions or arrangements between us and our affiliates, officers, directors or stockholders which were parties to the transactions were, on an overall basis, at least as favorable to us as could then have been obtained from unrelated parties.

Transactions with Zoasis Corporation

We incurred marketing expenses for vaccine reminders and other direct mail services provided by Zoasis, a company that is majority owned by Robert Antin, our Chief Executive Officer and Chairman. We purchased services of $2.1 million, $1.8 million and $1.9 million for 2008, 2007 and 2006, respectively. Arthur J. Antin, our Chief Operating Officer, owns a 10% interest in Zoasis. We believe the pricing of these services is comparable to prices paid by us to independent third parties for similar services. Beginning in late 2006, in connection with a sublease for office space located in the Zoasis corporate office, we paid rent to Zoasis of $45,000, $54,000 and $18,000 in 2008, 2007 and 2006, respectively. The lease expired in August 2007 and continued on a month-to-month basis through October 2008, at which time the lease was terminated. The rent under this sublease is comparable to the rent we pay for similar spaces. The rental payments were included in the total expenditures for 2008, 2007 and 2006 mentioned above.

In 2003, we entered into an agreement with Zoasis pursuant to which we acquired all of Zoasis’ right, title and interest in and to certain software in exchange for all our preferred stock of Zoasis then held by us. Concurrent with the purchase of the software, we granted to Zoasis a limited royalty-free, non-exclusive license to this software in exchange for Zoasis providing certain support for the software. Both we and Zoasis have a right to make modifications to the software, but all modifications and derivative works are owned by us. The software is hosted at our expense at a third-party hosting facility for the benefit of both parties.

Legal Services

Frank Reddick, who joined us as a director in February 2002, is a partner in the law firm of Akin Gump Strauss Hauer & Feld LLP. Akin Gump Strauss Hauer & Feld LLP currently provides, and provided during fiscal year 2008, legal services to us. In 2008, we paid Akin Gump Strauss Hauer & Feld LLP $600,000 for legal services.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires that our executive officers, directors and persons who own more than ten percent of a registered class of our equity securities file reports of ownership and changes in ownership with the SEC. Executive officers, directors and greater-than-ten percent stockholders are required by SEC regulations to furnish us with all Section 16(a) forms that they file. Based solely upon our review of copies of the forms received by us and written representations from certain reporting persons that they have complied or not complied with the relevant filings requirements, we believe that, during the year ended December 31, 2008, all of our executive officers, directors and greater-than-ten percent stockholders complied with all Section 16(a) filing requirements.

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding beneficial ownership of our common stock as of March 31, 2009, by:

•	each of our directors;

•	each of our named executive officers;

•	all of our directors and named executive officers as a group; and

•	all other stockholders known by us to beneficially own more than 5% of our outstanding common stock.

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of the date as of which this information is provided, and not subject to repurchase as of that date, are deemed outstanding. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person.

Except as indicated in the notes to this table, and except pursuant to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares shown as beneficially owned by them. Percentage ownership is based on 85,414,510 shares of common stock outstanding on March 31, 2009. Unless otherwise indicated, the address for each of the stockholders listed below is c/o VCA Antech, Inc., 12401 West Olympic Boulevard, Los Angeles, California 90064.

	Number of Shares
	of Common Stock	Percent of
	Beneficially	Common Stock
	Owned	Outstanding

Baillie Gifford & Co (1)	9,549,560	11.2%
FMR LLC (2)	7,828,561	9.2%
Neuberger Berman Inc. (3)	5,660,512	6.6%
Baron Capital Group, Inc. (4)	4,744,355	5.6%
JPMorgan Chase & Co. (5)	4,349,864	5.1%
Dos Mil Doscientos Uno, Ltd. (6)	4,300,000	5.1%
Robert L. Antin (7)	2,294,904	2.7%
John M. Baumer (8)	1,079,497	1.3%
Arthur J. Antin (9)	623,255	*
Tomas W. Fuller (10)	403,500	*
Neil Tauber (11)	228,750	*
Josh Drake (12)	139,000	*
John B. Chickering, Jr. (13)	8,326	*
John A. Heil (14)	44,058	*
Frank Reddick (15)	76,558	*
All directors and executive officers as a group (9 persons) (16)	4,897,848	5.6%
* Indicates less than one percent.

(1)	Information based on the Schedule 13G/A filed with the SEC on January 21, 2009, by Baillie Gifford & Co. According to the Schedule 13G/A, Baillie Gifford & Co has sole voting power over 6,758,015 shares and sole dispositive power over 9,549,560 shares. The address of the stockholder is Calton Square, 1 Greenside Row, Edinburgh EH1 3AN, Scotland, UK.

(2)	Information based on the Schedule 13G/A filed with the SEC on February 17, 2009, by FMR LLC and certain related entities. According to the Schedule 13G/A: (a) Fidelity Management & Research Company beneficially owns 7,582,419 shares as a result of acting as an investment adviser to various investment companies registered under Section 8 of the Investment Advisors Act of 1940; (b) Fidelity International Limited beneficially owns 245,804 shares as a result of providing investment advisory and management services to a number of non-U.S. investment companies and certain institutional investors; and (c) Strategic Advisers, Inc. beneficially owns 338 shares as a result of providing investment advisory services to certain individuals. FMR LLC is the parent company of Fidelity Management & Research Company and Strategic Advisers, Inc. Edward C. Johnson 3d and certain members of his family, collectively, may form a controlling group with respect to FMR LLC and Fidelity International Limited. FMR LLC has sole voting power over 246,142 shares and sole dispositive power over 7,828,561 shares. The address of FMR LLC, Fidelity Management & Research Company, Strategic Advisers, Inc. and Edward C. Johnson 3d is 82 Devonshire Street, Boston, Massachusetts 02109. The address of Fidelity International Limited is Pembroke Hall, 42 Crow Lane, Hamilton, Bermuda.

(3)	Information based on the Schedule 13G filed with the SEC on February 13, 2009, by Neuberger Berman Inc. and certain related entities. According to the Schedule 13G: (a) Neuberger Berman Inc. and Neuberger Berman, LLC have sole voting power over 754,761 shares, shared voting power over 4,265,405 shares and shared dispositive power over 5,660,512 shares; (b) Neuberger Berman Management LLC has shared voting and dispositive power over 4,265,405 shares; and (c) Neuberger Berman Equity Funds has shared voting and dispositive power over 4,120,005 shares. Neuberger Berman Inc. owns 100% of Neuberger Berman, LLC and Neuberger Berman Management LLC, which serve as sub-advisor and investment manager, respectively, of the Neuberger Berman Equity Funds. The address of Neuberger Berman Inc. and each related entity reported in the Schedule 13G is 605 Third Street, New York, NY 10158.

(4)	Information based on the Schedule 13G filed with the SEC on February 12, 2009, by BAMCO, Inc. and certain related entities. According to the Schedule 13G: (a) Baron Capital Group, Inc. and Ronald Baron have shared voting power over 4,251,927 shares and shared dispositive power over 4,774,355 shares; (b) BAMCO, Inc. has shared voting power over 4,050,115 shares and shared dispositive power over 4,542,543 shares; and (c) Baron Capital Management, Inc. has shared voting power over 197,312 shares and shared dispositive power over 201,812 shares. The address of Baron Capital Group, Inc. and each related entity reported in the Schedule 13G is 767 Fifth Avenue, New York, NY 10153.

(5)	Information based on the Schedule 13G filed with the SEC on January 28, 2009, by JPMorgan Chase & Co. According to the Schedule 13G, JPMorgan Chase & Co. has sole voting power over 3,515,049 shares, shared voting power over 346,634 shares, sole dispositive power over 4,035,492 shares and shared dispositive power over 314,372 shares. The address of the stockholder is 270 Park Ave., New York, NY 10017.

(6)	Information based on the Schedule 13G filed with the SEC on December 8, 2008, by Dos Mil Doscientos Uno, Ltd. According to the Schedule 13G, Dos Mil Doscientos Uno, Ltd. has sole voting and dispositive power over 4,300,000 shares. The address of the stockholder is Ronda Universitat, 31 1-1, Barcelona, Spain 08007.

(7)	Includes (a) 88,375 shares of restricted stock of the Company subject to future vesting conditions (“restricted stock”) and (b) 715,000 shares of common stock reserved for issuance upon exercise of stock options that are or will be exercisable on or before May 30, 2009.

(8)	Includes (a) 3,333 shares of restricted stock, (b) 39,397 shares of common stock reserved for issuance upon exercise of stock options that are or will be exercisable on or before May 30, 2009, (c) 797,012 shares of common stock directly owned by Green Equity Investors V, L.P. (“GEI V”) and (d) 239,088 shares of common stock directly owned by Green Equity Investors Side V, L.P. (“GEI Side V”). Mr. Baumer directly (whether through ownership or position) or indirectly through one or more intermediaries, may be deemed for purposes of Section 16 of the Exchange Act to be the indirect beneficial owner of the shares owned by GEI V and GEI Side V. Mr. Baumer disclaims beneficial ownership of the shares owned by GEI V and GEI Side V except to the extent of his pecuniary interest therein.

(9)	Includes (a) 55,750 shares of restricted stock and (b) 450,690 shares of common stock reserved for issuance upon exercise of stock options that are or will be exercisable on or before May 30, 2009.

(10)	Includes (a) 51,000 shares of restricted stock and (b) 345,000 shares of common stock reserved for issuance upon exercise of stock options that are or will be exercisable on or before May 30, 2009.

(11)	Includes (a) 46,250 shares of restricted stock and (b) 175,000 shares of common stock reserved for issuance upon exercise of stock options that are or will be exercisable on or before May 30, 2009.

(12)	Includes (a) 29,000 shares of restricted stock and (b) 110,000 shares of common stock reserved for issuance upon exercise of stock options that are or will be exercisable on or before May 30, 2009.

(13)	Includes (a) 3,333 shares of restricted stock and (b) 4,992 shares of common stock reserved for issuance upon exercise of stock options that are or will be exercisable on or before May 30, 2009.

(14)	Includes (a) 3,333 shares of restricted stock and (b) 40,058 shares of common stock reserved for issuance upon exercise of stock options that are or will be exercisable on or before May 30, 2009.

(15)	Includes (a) 3,333 shares of restricted stock and (b) 72,558 shares of common stock reserved for issuance upon exercise of stock options that are or will be exercisable on or before May 30, 2009.

(16)	Includes (a) 283,707 shares of restricted stock and (b) 1,952,695 shares of common stock reserved for issuance upon exercise of stock options that are or will be exercisable on or before May 30, 2009.

ON BEHALF OF THE BOARD OF DIRECTORS

Tomas W. Fuller
Chief Financial Officer, Vice President and Secretary

12401 West Olympic Boulevard
Los Angeles, California 90064-1022
April 22, 2009

VCA ANTECH, INC.
12401 WEST OLYMPIC BOULEVARD
LOS ANGELES, CA 90064
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	M13032-P76958	KEEP THIS PORTION FOR YOUR RECORDS

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VCA ANTECH, INC.		For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
		All	All	Except
The Board of Directors recommends you vote FOR Proposals 1 and 2.

Vote On Directors		☐	☐	☐

1.	Election of two Class I Directors for a term of three years.

Nominees:

01) John M. Baumer
02) Frank Reddick

							For	Against	Abstain
Vote On Proposal

2.	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2009.						☐	☐	☐

PROPOSALS TO BE VOTED ON AT THE ANNUAL MEETING ARE LISTED ABOVE ALONG WITH BOARD OF DIRECTORS RECOMMENDATIONS

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

STOCKHOLDER MEETING NOTICE:
The 2009 Annual Meeting of Stockholders of VCA Antech, Inc. will be held on Monday, June 1, 2009 at 10:00 a.m. (Pacific Time), at 12401 West Olympic Boulevard, Los Angeles, California, 90064-1022.
Important Notice Regarding the Availability of Proxy Materials for the 2009 Annual
Meeting of Stockholders of VCA Antech Inc., to Be Held on Monday, June 1, 2009:
This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The following materials are available at www.proxyvote.com:
• Notice of 2009 Annual Meeting of Stockholders
• Proxy Statement
• Annual Report on Form 10-K
• Form of Proxy Card

M13033-P76958

VCA ANTECH, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF STOCKHOLDERS
JUNE 1, 2009
The stockholder(s) hereby appoint(s) Robert L. Antin and Tomas W. Fuller, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy card, all of the shares of Common Stock of VCA Antech, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 A.M., Pacific Time on Monday, June 1, 2009 at 12401 W. Olympic Blvd., Los Angeles, CA 90064, and any adjournment or postponement thereof.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR EACH PROPOSAL. IF ANY OTHER BUSINESS IS PRESENTED AT THE ANNUAL MEETING, THIS PROXY CONFERS AUTHORITY TO AND SHALL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE PROXIES.
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